                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2) )
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              JMAR Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)        Title of each class of securities to which transaction
                  applies:......................................................

        2)        Aggregate number of securities to which transaction
                  applies:......................................................

        3)        Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 1/:...............

        4)        Proposed maximum aggregate value of
                  transaction:..................................................

        5)        Total fee paid:..........................................

[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)        Amount Previously Paid:.......................................

        2)        Form, Schedule or Registration Statement No.:.................

        3)        Filing Party:.................................................

        4)        Date Filed:...................................................



1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                              JMAR INDUSTRIES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, JULY 18, 1997


TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of JMAR Industries, Inc. ("JMAR" or the "Company") will be held on Friday, July 18, 1997 at 10:00 a.m., Pacific Daylight Time at the Morgan Run Resort & Club, 5690 Cancha De Golf, Rancho Santa Fe, California for the following purposes:

        (1) To elect six directors to serve for the ensuing year or until their successors are elected.

        (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on June 6, 1997, are entitled to receive notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

Sincerely,



/S/ John S. Martinez
John S. Martinez, Ph.D.
Chairman of the Board and
Chief Executive Officer


San Diego, California
June 16, 1997





 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO
   COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                 PROXY STATEMENT


The enclosed Proxy is solicited on behalf of the Board of Directors of JMAR Industries, Inc. ("JMAR" or the "Company"), for use at the Annual Meeting of Shareholders to be held Friday, July 18, 1997 at 10:00 a.m. PDT, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Morgan Run Resort & Club, 5690 Cancha De Golf, Rancho Santa Fe, California.

There is included as an Appendix to this Proxy Statement complete financial statements of the Company together with the report of the Company's independent auditors thereon. The Appendix also contains the Management Discussion and Analysis, together with certain additional financial and related information regarding the Company. A Summary Annual Report of the Company for the fiscal year ended December 31, 1996 ("fiscal 1996") is being mailed to shareholders concurrently with the mailing of this Notice of Annual Meeting and Proxy Statement. The Summary Annual Report contains, among other things, summary financial information regarding the Company and a discussion of developments in the Company's business during fiscal 1996.

The principal executive offices of the Company are located at 3956 Sorrento Valley Boulevard, San Diego, California 92121. The Company's telephone number is
(619) 535-1706.

These proxy solicitation materials were mailed on or about June 16, 1997 to all shareholders entitled to vote at the meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING


REVOCABILITY OF PROXIES

Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

On all matters, each share has one vote.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

RECORD DATE

Shareholders of record at the close of business on June 6, 1997 (the "Record Date") are entitled to receive notice of and to vote at the meeting and any adjournment or adjournments thereof. As of June 6, 1997, 16,877,169 shares of the Company's Common Stock, $.01 par value ("Common Stock"), were issued and outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of June 6, 1997, the following person was known by the Company to be the beneficial owner of more than 5 percent of the Company's Common Stock. A person is deemed to be the beneficial owner of securities, whether or not he has any economic interest therein, if he directly or indirectly has (or shares with others) voting or investment power with respect to the securities or has the right to acquire such beneficial ownership within sixty days.

       NAME AND ADDRESS                                    NUMBER OF SHARES      PERCENT OF TOTAL
                                                         BENEFICIALLY OWNED

John S. Martinez                                              1,560,693 (1)           8.94%
3956 Sorrento Valley Blvd.
San Diego, CA  92121

(1) Includes: (a) 372,965 shares owned of record by the John S. Martinez Separate Property Trust, of which Dr. Martinez as trustee, has sole voting and investment power; (b) 587,728 shares of Common Stock which are issuable upon exercise of currently exercisable warrants and stock options; and (c) 600,000 shares of Common Stock subject to a voting agreement pursuant to which Dr. Martinez has sole voting power (but no investment power or economic interest) until the earlier of October 6, 2003 or until the transfer of the shares according to the terms of the voting agreement (the "Voting Agreement").
100,000 shares were released from the Voting Agreement in 1996 and are no longer included in the shares beneficially owned by Dr. Martinez. Dr. Martinez also holds sole voting power pursuant to the Voting Agreement over 160,000 shares of Common Stock which are issuable upon conversion of $600,000 of notes. Pursuant to the terms thereof, since these notes are not convertible within 60 days of the date of this Proxy Statement, Dr. Martinez is not considered to have "beneficial ownership" of said 160,000 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of the Company as of June 6, 1997 by each nominee for director, the "Named Officers" (as defined in "Executive Compensation" on page 9 below) and by all director nominees and executive officers as a group. Except as otherwise noted, the following stockholders have sole voting and investment power with respect to the shares. Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table.

          NAME                                             NUMBER OF SHARES      PERCENT OF TOTAL
                                                         BENEFICIALLY OWNED

John S. Martinez, Ph.D. (1)                                   1,560,693               8.94%

Robert S. Hash (2)                                              294,802               1.74%

Marvin W. Sepe (3)                                              179,602               1.05%

Dennis E. Valentine (4)                                         107,519               (8)

James H. Banister, Jr. (5)                                       48,463               (8)

Vernon H. Blackman, Ph.D. (6)                                    22,534               (8)

Barry Ressler (6)                                                18,336               (8)

C. Neil Beer, Ph.D. (6)                                          11,916               (8)

All director nominees and executive officers as
a group (10 persons) (7)                                      2,314,512               12.92%

--------------------


(1)  See footnote 1 to preceding table.

(2) Includes: (a) 45,980 shares which are issuable upon exercise of currently exercisable warrants and; (b) 9,588 shares which are issuable upon exercise of currently exercisable warrants owned of record by Mr. Hash's wife. Mr. Hash resigned as President of Pacific Precision Laboratories effective June 13, 1997.

(3) Includes 177,401 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(4) Includes 105,514 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(5) Includes 40,063 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(6) All shares are issuable upon exercise of currently exercisable stock options and warrants.

(7) Includes 1,039,060 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(8)  Less than one percent.

                              ELECTION OF DIRECTORS


NOMINEES

A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. While the Company has no reason to believe that any of the nominees will be unable to serve as a director, if such an event should occur, the shares will be voted for such substitute nominee or nominees as may be designated by the Board of Directors. Otherwise, the proxy holders will vote the proxies only for the nominees named below. The term of office of each person elected as director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.


NAME OF NOMINEE                  AGE            PRINCIPAL OCCUPATION                 DIRECTOR SINCE

John S. Martinez, Ph.D           67   Chairman of the Board, Chief Executive              1987
                                      Officer and President of the Company

James H. Banister, Jr            66   President, Chief Executive Officer and              1989
                                      Director of Kinetic Ceramics, Inc.

C. Neil Beer, Ph.D               62   President of SECON                                  1988

Vernon H. Blackman, Ph.D         67   Chairman of the Board and Chief Executive           1991
                                      Officer of Esscor

Barry Ressler                    56   Chief Executive Officer and Chairman of the         1994
                                      Board of Triton Thalassic Technologies, Inc.

Marvin W. Sepe                   41   President of California ASIC, Inc.                  1996


JOHN S. MARTINEZ, PH.D., became Chairman of the Board, President, Chief Executive Officer and a Director of the Company at its inception. Prior to co-founding the Company in October, 1987, he was President of HLX Laser, Inc., an excimer laser development company and President of Jamar Enterprises, a management and investment consultant to high-technology companies. From 1976 to 1984, Dr. Martinez was President and Chief Executive Officer of Physics International Company ("PI"), a high-technology research, development and manufacturing company specializing in high-intensity energy technology and X-ray generation equipment. During that period, PI's annual sales grew from approximately $9,000,000 to over $42,000,000 and profits grew at a compounded annual rate in excess of 32%. From 1961 to 1976, he held a number of management positions at TRW, Inc. He formed that company's High Energy Laser program in 1970 and managed it until he left the company in 1976. Dr. Martinez, a Ford Foundation and Atomic Energy Commission Fellowship holder, earned his Ph.D. in Engineering Science from the University of California (Berkeley) in 1962, his Bachelor's degree from Rensselaer Polytechnic Institute (Troy, NY) in 1951 and is a graduate of the Oak Ridge School of Reactor Technology. He served on active duty in the U.S. Marine Corps during the Korean War and was discharged as a Captain in 1954. He is the holder or co-holder of six patents.

JAMES H. BANISTER, JR., has been a director since December, 1989 and was a consultant of the Company from September, 1989 until March 31, 1994. He was the Company's Chief Financial Officer, Chief Administrative Officer and Treasurer through March, 1991. Since October, 1993 Mr. Banister has been President, Chief Executive Officer and a Director of Kinetic Ceramics, Inc. From August, 1987 to June, 1988 he was President and CEO of MSI, a subsidiary of Olin Corporation supplying Signal Intelligence and electronic warfare equipment and services. When that company was sold by Olin, Mr. Banister retired to manage his personal investments. Mr. Banister was with Physics International Company (which became a subsidiary of Olin Corp. in 1985), from June, 1964 to August, 1987, successively holding the positions of Contracts Manager, Director of Marketing and Contract Relations, Vice President and Director of Administration and Senior Vice President responsible for finance and administration. From 1953 to 1964, Mr. Banister was with Stanford Research Institute, now SRI International, holding the position of Manager of Contract Administration. Mr. Banister received a Bachelor of Science degree in Business and Engineering administration from MIT and has taken graduate courses in law at Golden Gate College. He has been an officer and director of several subsidiaries of Physics International Company.

C. NEIL BEER, PH.D., has been a director since July, 1988 and was an employee of the Company from May, 1991 until November, 1992 and a consultant to the Company from April, 1993 to September, 1993. Dr. Beer currently is the President of SECON, a software engineering company primarily supporting the national intelligence community. Prior to that, he was the Vice President, Advanced Programs, OAO Corporation and, prior to that, was the Colorado Space Advocate, responsible for the growth of Colorado's space industry. From September, 1986 to October, 1989 he was President of Thermo Technologies Corporation which develops advanced lasers, optics, signal processing, and energy conversion hardware. Previously he was Deputy for Strategic Defense, Military Applications, at Livermore National Laboratory. During his career with the U.S. Air Force, Dr. Beer achieved the rank of Major General and was deputy Chief of Staff, plans and programs, for the Air Force Space Command. Earlier, while assigned to the office of the Secretary of Defense, he worked with the White House staff on policy and support requirements. Dr. Beer was associate professor of mathematics at the Air Force Academy and a combat pilot in Southeast Asia. Dr. Beer graduated magna cum laude, with a B.S. degree in engineering from the University of Oklahoma, and received his doctorate in Operations Research in 1972 from that same University. Dr. Beer has published a number of papers on mathematical programming, with emphasis on optimization techniques, and on our national military strategy. Dr. Beer is recipient of the NSIA Medal for Outstanding Achievement in Space.

VERNON H. BLACKMAN, PH.D., has been a director of the Company since July, 1991 and was a consultant of the Company from December, 1991 through March 31, 1994. Dr. Blackman has served as Chairman of the Board and Chief Executive Officer of Esscor, a training and simulation service company to the utility industry, since December, 1991. Dr. Blackman also served as Chairman of the Board, President and Chief Executive Officer of JAYCOR from 1989 until March, 1991. JAYCOR is a high technology company which supplies R&D services to various agencies of the U.S. Government; primarily the Department of Defense. Prior to joining JAYCOR, Dr. Blackman acted as a venture investor for his own account and helped to fund the early stage development of several companies. Dr. Blackman currently serves on the Board of Directors of Digivision, a privately-held company which provides products to the medical industry. Dr. Blackman has also served on the Boards of Directors of several other public companies, including Newport Pharmaceuticals International, Inc. (1967-1974); Maxwell Laboratories, Inc. (1966-1974); Topaz, Inc. (1979-1983) at which time Topaz was acquired by Square D Corporation; and Optical Radiation Corporation (1970-1995). From 1974 to 1982, Dr. Blackman served as President, CEO and Chairman of the Board of S-Cubed, a high technology company which provided services and products to agencies of the U.S. Government. In 1959, Dr. Blackman co-founded MHD Research which was acquired by Hercules Corporation in 1964. Dr. Blackman received a BA in Physics from Colgate University in 1951 and a Ph.D. in Physics from Princeton University in 1955, subsequent to which he served on the faculty as a research associate for 2 years.

BARRY RESSLER, has been a director of the Company since January, 1994. Mr. Ressler is the Chief Executive Officer and Chairman of the Board of Triton Thalassic Technologies, Inc. ("T3I"), a marine technology company specializing in antifouling, water portability and industrial fluid contaminant technologies and products. Mr. Ressler is also the President of Star Associates, Inc., a company engaged in the basic research and development of particle accelerators and free electron lasers for industrial and medical applications. From 1983 to December, 1993 he served as Chief Executive Officer and Chairman of the Board and a director of Thermo Voltek, a subsidiary of Thermo Electron. From 1963 until his appointment as CEO and Chairman, he served on various capacities at Thermo Voltek. Mr. Ressler is a member of the Biotechnology Center External Advisory Board of the University of Connecticut, advising the University on the expansion of biotechnology research initiatives to foster University Industry collaborative activities. Mr. Ressler graduated from the Pratt Institute with a B.S. in Engineering Science.

MARVIN W. SEPE, has been a director of the Company since July, 1996. Mr. Sepe joined California ASIC in July 1996 as Executive Vice President and General Manager and was elected President of that division in May 1997. For the prior 15 years he was with TRW Components International Inc., a wholly owned subsidiary of TRW Inc., where he served as Director of Business Development for this division of TRW, which grew from $16,000,000 in sales to nearly $40,000,000 under his strategic direction. Previously, Mr. Sepe held other management positions within TRW including Marketing, Programs and Engineering. Prior to joining TRW, Mr. Sepe was responsible for the development and oversight of multiple semiconductor manufacturing operations both in the U.S. and internationally. Mr. Sepe held the position of Manager of Worldwide Assembly Operations for Silicon General Inc. (1980-1981) with manufacturing operations throughout Southeast Asia, as well as the U.S. He served in the same role at Silicon Systems Inc. (1977-1980), a fast growing start-up operation for custom semiconductors and previously held various management responsibilities at Hi-Rel Laboratories (1974-1977), a well respected evaluation laboratory. Mr. Sepe attended Don Bosco Technical Institute, California Polytechnic State University SLO, and holds a Masters Degree in Business Administration from Pepperdine University. Mr. Sepe has published a number of papers and taught numerous workshops on the economics and use of semiconductors in space applications.

BOARD MEETINGS AND COMMITTEES; OTHER MATTERS

The Board of Directors of the Company held a total of six meetings during the fiscal year ended December 31, 1996. All directors attended at least 75 percent of the meetings of the Board of Directors held during the time each director was a member of the Board of Directors.

The Company has an audit committee consisting of two board members. Vernon H. Blackman is Chairman of the Audit Committee and James H. Banister, Jr. is the other member. The Audit Committee is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company, to review accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee held one meeting during the fiscal year ended December 31, 1996. Both members of the Committee attended the meeting. The Company has no standing nominating or compensation committees.

QUORUM REQUIREMENT AND VOTE REQUIRED FOR ELECTION

A majority of the outstanding shares will constitute a quorum at the meeting. Directors are elected by a plurality of the votes. If more than six persons are in nomination the six nominees receiving the most votes will be elected as directors. Once a quorum is established, abstentions or other non-votes will not have any legal effect on the election of directors.

                        EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

NAME                          AGE                          POSITION
----                          ---                          --------
John S. Martinez, Ph.D.       67      Chief Executive Officer, Chairman of the
                                      Board and President

Dennis E. Valentine           41      Vice President Finance, Chief Financial
                                      Officer, Chief Administrative Officer and
                                      Secretary

Leonid Yoffe                  50      President, Pacific Precision Laboratories
                                      (PPL)

Richard M. Foster             64      President, JMAR Technology Co. (JTC)

Marvin W. Sepe                41      President, California ASIC (Cal ASIC)

John P. Ricardi               44      Vice President for Corporate Development
                                      and Senior Vice President for Sales and
                                      Marketing of PPL


Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified.

The background and experience of Dr. Martinez and Mr. Sepe is set forth above in "Election of Directors-Nominees".

DENNIS E. VALENTINE, has been the Vice President-Finance of the Company since August, 1990, Chief Financial Officer and Chief Administrative Officer since March, 1991 and Secretary since January, 1992. Prior to joining the Company, Mr. Valentine had over ten years of financial and management experience with Arthur Andersen LLP. His experience at Arthur Andersen LLP included extensive work with public companies and consultation regarding mergers and acquisitions. He was the manager in-charge of the local office merger and acquisition program and was on the Board of Advisors of the Orange County Venture Forum. Mr. Valentine received a Bachelor of Science degree in Business from the University of Southern California in 1978. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

LEONID YOFFE, was elected President of PPL effective June 13, 1997. He had previously served as President of PPL from February, 1994 through July, 1994. From July, 1994 through June, 1997, Mr. Yoffe served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of PPL. Mr. Yoffe has been with PPL since December, 1988 and has played a major role in organizing all the traditional departments making up the classical manufacturing, material planning and control, procurement, inventory and cost control. Prior to 1988 he served as Manufacturing Manager for International Remote Imaging Systems, Inc., a publicly-held capital equipment manufacturer in the Biomedical field. Mr. Yoffe has over 20 years of continuing experience in the management of manufacturing operations and held various managerial positions in the high technology capital equipment industry. Mr. Yoffe holds a B.S. degree in Industrial Engineering and M.B.A. in Economics and Manufacturing Administration from the State University of St. Petersburg in Russia.

RICHARD M. FOSTER, has been the President and a director of JTC since January, 1994. From 1984 to 1990, he was Corporate Vice President and Director of Marketing at Physics International Co. From 1968 to 1984, he was with TRW Defense and Electronics and was Marketing Director for a number of product lines including communication satellite systems, high energy lasers, power and propulsion and the Physical Research Center. Mr. Foster also spent three years in Washington D.C. as a TRW Senior Representative. He was a principal engineer at Ford Aeronutronic in Newport Beach from 1960 to 1968 and an Air Force

Captain at Edwards AFB Rocket Propulsion Laboratory from 1957 to 1960. Mr. Foster graduated cum laude with a B.S. and M.S. in Engineering from Stanford University in 1957.

JOHN P. RICARDI, joined the Company in February, 1997. Mr. Ricardi is the Company's Vice President for Corporate Development and Senior Vice President for Sales and Marketing of PPL. He brings more than 20 years of related industry experience to the Company, having served in numerous management positions with various responsibilities for product development, national and international sales and marketing and engineering operations. Most recently, he was Vice President, General Manager of the Imaging Systems Division of Datron/Transco, Inc. and Vice President, Marketing for Datron/Transco Inc. a subsidiary of Datron Systems, Inc. His background also includes eight years with North American Phillips Corporation as corporate Director of Marketing of its Airpax subsidiary and seven years with Texas Instruments Inc. He holds both a bachelor and a master of science degree in electrical engineering from Northeastern University in Boston.

       EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS


EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company during each of the last three fiscal years of the Company's Chief Executive Officer and two other executive officers of the Company who were serving as executive officers at the end of such fiscal years (collectively, the "Named Officers"). No other executive officer received more than $100,000 in annual salary and bonuses during 1996.

                           Summary Compensation Table

                                                         Long-Term Compensation
                               Annual Compensation (1)          Awards (2)
                               -----------------------  ------------------------
     Name and                    Salary      Bonus       Securities Underlying
Principal Position     Year        ($)      ($)(3)      Options and Warrants (#)
------------------     ----      ------     ------      ------------------------

John S. Martinez,      1996      170,184    83,369            384,622 (5)
Chief Executive        1995      150,000    15,552             55,000
Officer                1994      163,079       0                2,500

Robert S. Hash,        1996      150,350    38,785            150,000 (5)
President of PPL       1995      153,234       0                    0
                       1994      150,000       0              160,000 (4)


Dennis E.              1996      98,065     33,347             67,595 (5)
Valentine,             1995      90,000      6,221             20,000
Chief Financial        1994      89,165        0                    0
Officer

---------------------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock or stock appreciation rights or make any long term incentive plan payments during the fiscal years ended December 31, 1996, 1995 and 1994.

(3) Includes bonus payments earned by the Named Officers in the year indicated for services rendered in such year, but which were paid in the following year.

(4) Includes 150,000 incentive warrants issued in 1994 to Mr. Hash pursuant to the incentive program established in 1993 at the time PPL was acquired by the Company.

(5) Includes 324,420, 150,000 and 42,393 options and warrants for Messrs. Martinez, Hash and Valentine, respectively, which were granted and reported in prior years, but which were amended on August 15, 1996 (together with options and warrants held by all employees and directors with exercise prices over $3.00) to reduce their respective exercise prices to $3.00 per share, 20 percent over the trading price on NASDAQ on August 15, 1996.

OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth each grant of stock options and warrants made during the fiscal year ended December 31, 1996 to each of the Named Officers:

                        SHARES UNDERLYING       PERCENTAGE OF
                         OPTIONS GRANTED        TOTAL OPTIONS
                            (SHARES)             GRANTED TO        EXERCISE PRICE
                                                EMPLOYEES IN          PER SHARE
NAME                                             FISCAL YEAR                         EXPIRATION DATE (2)
------------------     ------------------       --------------     --------------    --------------------
John S. Martinez          50,000 (1)(3)             4.68                $1.09        January 15, 2006
                          5,000 (1)(4)(8)            .47                $2.62        September 20, 2006
                           2,601 (1)(5)              .24                $3.00        June 5, 2006
                         2,601 (1)(5)(8)             .24                $2.62        September 23, 2006
                             325,420                30.38               $3.00        (7)

Robert S. Hash             150,000 (7)              14.05               $3.00        March 24, 2004

Dennis E. Valentine       20,000 (1)(6)             1.87                $1.09        January 15, 2006
                           2,601 (1)(5)              .24                $3.00        June 5, 2006
                          2,601 (1)(5)(8)            .24                $2.62        September 23, 2006
                             42,393                 3.98                $3.00        (7)

---------------------------
(1) Such options were all granted under the Company's 1991 Stock Option Plan. The exercise price of shares covered by such stock options may not be less than the fair market value of the Company's common stock at the date of grant. The terms of each such option and the increments in which it is exercisable are determined by the Board of Directors. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by the offset of the underlying shares, subject to certain conditions.

(2) Options also expire if not exercised within 60 days after termination of optionee's employment or one year following death of optionee if not exercised by optionee's personal representative or one year following resignation as a director.

(3) These options are incentive stock options. 27,333 of these options are currently exercisable and the balance become exercisable on January 15, 1998.

(4) These options are non-qualified stock options. These options become exercisable and vest one-third each year commencing on the first year after their grant.

(5) These options are incentive stock options. These options become exercisable and vest one-third each year commencing on the first year after their grant.

(6) These options are incentive stock options. 10,933 of these options are currently exercisable and the balance become exercisable on January 15, 1998.

(7) These options and warrants were granted and reported in prior years but were amended on August 15, 1996 (together with options and warrants held by all employees and directors with exercise prices over $3.00) to reduce their respective exercise prices to $3.00 per share, 20 percent over the trading price on NASDAQ on August 15, 1996. The expiration dates of such options and warrants remain unchanged and range from March 28, 2001 to March 31, 2003 for Messrs. Martinez and Valentine.

(8) These options contain a Reload Option feature whereby if the optionee exercises the option in whole or in part using shares of Common Stock owned by the optionee for at least six months, the Company shall grant to the optionee a Reload Option to purchase that number of shares equal to the shares transferred to the Company in payment of the exercise price of the option.

AGGREGATED OPTION AND WARRANT EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

The following table sets forth for each of the Named Officers the shares acquired and the dollar value realized upon exercise of stock options and warrants, if any, during the fiscal year ended December 31, 1996, the number of shares of common stock underlying options and warrants held at December 31, 1996 and the value of such options and warrants which are "in-the-money":

                                                         SHARES UNDERLYING              VALUE OF
                                                            UNEXERCISED                UNEXERCISED
                                                       OPTIONS AND WARRANTS     IN-THE-MONEY OPTIONS AND
                              SHARES                   AT DECEMBER 31, 1996            WARRANTS AT
                           ACQUIRED ON                     EXERCISABLE/           DECEMBER 31, 1996 (1)
NAME                         EXERCISE       VALUE          UNEXERCISABLE              EXERCISABLE/
                                          REALIZED                                    UNEXERCISABLE

-------------------------- ------------- ------------ ------------------------ ----------------------------

John S. Martinez                0             0           61,809/391,669            $61,772/$104,690

Robert S. Hash                  0             0              0/150,000                     --

Dennis E. Valentine             0             0            33,098/54,497             $21,845/$40,646

---------------------------

 (1) Options are "in-the-money" if the fair market value of the underlying common stock exceeds the exercise price of the option or warrant at December 31, 1996. The fair market value of a share of common stock at December 31, 1996 was $2.375 per share as quoted on the NASDAQ Stock Market at the close of trading.

DIRECTORS' FEES

Effective April 1, 1994, Directors who are not salaried employees of the Company receive a retainer (the "Retainer") of $1,000 per quarter and $500 for their attendance at each Board of Directors meeting and Committee meeting and are reimbursed for their travel, lodging and food expense incurred when attending such meetings.

In addition, the 1991 Stock Option Plan, as amended, provides that directors are eligible to participate in the 1991 Stock Option Plan on the same basis as key employees of the Company and grants of options will be made by the Board of Directors on a case-by-case basis on such terms as the Board in its discretion may provide. During the fiscal year ended December 31, 1996, a grant of options to purchase 5,000 shares of Common Stock was received by those directors who had served more than one year (Messrs. Martinez, Banister, Beer, Ressler and Blackman) and a grant of options to purchase 10,000 shares of Common Stock was received by Mr. Sepe in their capacities as directors.

COMPENSATION PURSUANT TO PLANS

The Company had no retirement or pension plans under which its executive officers and directors benefitted in 1996.

INCENTIVE PLANS

In February, 1993, the Board of Directors of the Company approved the Management Anti-Dilution Incentive Plan (the "Plan") for the Company's senior management. The Plan was designed to provide senior management with an incentive to maximize stockholder value. Pursuant to the Plan, the executive officers and directors of the Company, together with Dr. Shields, JTC's Chief Scientist, were issued warrants ("Incentive Warrants") to purchase an amount of Common Stock which, at the time of issuance of the warrants, would bring each participant's percentage ownership of Common Stock closer to the percentage such participant owned prior to the completion of the Company's public offering in February, 1993. An aggregate of 455,230 Incentive Warrants were outstanding on December 31, 1996. The Incentive Warrants expire sixty days following the termination of the holder's employment with the Company if such Incentive Warrants are not then exercisable. The Incentive Warrants terminate three years following the date such warrants are first exercisable or, in any event, ten years from the date of issuance. The Company has agreed that if it files a Registration Statement or a post-effective amendment to a Registration Statement following the date on which the Incentive Warrants are exercisable, the holders of the Incentive Warrants shall have the opportunity to register or qualify the shares of Common Stock underlying the Incentive Warrants for offering to the public at no cost to such holders.

In connection with the acquisition of PPL by the Company in October, 1993, the Company established an incentive plan for the key employees of PPL which provides for the issuance of warrants (the "PPL Warrants") to purchase up to 450,000 shares of Common Stock. As of December 31, 1996, warrants to purchase up to 200,000 shares of Common Stock have been granted to Mr. Hash and Mr. Yoffe. The PPL Warrants have substantially the same terms as the Incentive Warrants.

Prior to August 15, 1996, both the Incentive Warrants and the PPL Warrants were not exercisable until such time as the average of the closing high bid prices of the Common Stock as reported on NASDAQ or NASDAQ-NMS, as the case may be, during any consecutive 180 day period was equal to or greater than $8.50. Upon becoming exercisable, the Incentive Warrants and PPL Warrants were then exercisable at a per share exercise price of $5.10. On August 15, 1996, the Board of Directors approved an amendment to the Incentive Warrants and the PPL Warrants to provide that the warrants will not be exercisable until the earlier of (i) forty five days after such time as the closing high bid price of the Common Stock for 20 consecutive trading days is greater than $6.38 (which is 150% of the offering price of the Company's 1993 public offering); (ii) the exercise by the warrantholders of at least 90 percent of the Company's warrants which currently trade on the Nasdaq National Market System under the symbol JMARW; or (iii) nine years and six months after the date of grant. Upon becoming exercisable, the Incentive Warrants and PPL Warrants will be exercisable at a per share exercise price of $3.00, which represents a price equal to 20 percent over the closing price of the Company's shares as quoted on the NASDAQ-NMS on August 15, 1996.

The Board of Directors has determined that the foregoing repricings as well as the repricing of the stock options described in footnote 5 to the Executive Compensation Table provide an additional incentive to all of the holders of such options and warrants and will enable the Company to retain such employees in the future.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

EMPLOYMENT AND CONSULTING AGREEMENTS

Pursuant to Dr. Martinez's employment agreement, the Company agreed to retain him as Chief Executive Officer of the Company and to pay him an annual salary of not less than $175,000 plus expenses and normal employee insurance benefits and a $600 per month auto lease allowance. The term of the employment agreement continues until December 31, 1999. If the employment agreement is terminated by the Company without cause, Dr. Martinez would become entitled to receive as severance pay an amount equal to the greater of 36 month's pay or the balance of the compensation that would have been payable to Dr. Martinez under the employment agreement.

On March 29, 1993, the Company loaned Dr. Martinez $59,000 with interest at 6% per annum to assist Dr. Martinez in paying certain income taxes that he personally incurred in connection with a transaction that he undertook in support of the Company. The December 31, 1996 loan amount, including accrued interest is $73,824. The loan is secured by 14,750 shares of Common Stock owned by Dr. Martinez.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997. Representatives of Arthur Andersen will be present at the meeting with an opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions from shareholders in attendance.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals from shareholders which are intended to be presented by such shareholders at the Company's next Annual Meeting of Shareholders must be received by the Company no later than January 31, 1998 and otherwise be in compliance with applicable laws and regulations in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                                 OTHER BUSINESS

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.



                                      By Order of the Board of Directors



                                      /s/ DENNIS E. VALENTINE
                                      -----------------------------------
                                      Dennis E. Valentine
                                      Secretary


Dated: June 16, 1997

                              JMAR INDUSTRIES, INC.



                                FISCAL YEAR 1996
                         FINANCIAL INFORMATION APPENDIX











                        [Image: Rainbow through cloudy sky]


                              PUTTING LIGHT TO WORK

                              JMAR INDUSTRIES, INC.

                                INDEX TO APPENDIX

Business Summary.......................................................    A-2
Securities Information.................................................    A-7
Five-Year Selected Financial Data......................................    A-8
Management's Discussion and Analysis of Financial
   Condition and Results of Operations.................................    A-9
Report of Arthur Andersen LLP, Independent Public Accountants..........    A-15
Consolidated Balance Sheets As of December 31, 1996 and 1995...........    A-16
Consolidated Statements of Operations for the Years Ended
   December 31, 1996, 1995 and 1994....................................    A-17
Consolidated Statements of Stockholders' Equity for the Years
   Ended December 31, 1996, 1995 and 1994..............................    A-18
Consolidated Statements of Cash Flow for the Years Ended
   December 31, 1996, 1995 and 1994....................................    A-19
Notes to Consolidated Financial Statements.............................    A-20

                              JMAR INDUSTRIES, INC.

BUSINESS SUMMARY

GENERAL

         Founded in 1987, JMAR Industries, Inc. (the "Company" or "JMAR"), headquartered in San Diego, California, develops and manufactures a wide range of precision measurement and manufacturing systems based on the application of advanced precision light sources, including lasers. The Company also employs lasers to manufacture specialty semiconductors and is actively engaged in the development of X-ray lithography, an enabling technology for the development of future generations of high-performance semiconductors. JMAR operates through three divisions located in Southern California:

         PACIFIC PRECISION LABORATORIES ("PPL"), the Company's equipment manufacturing division is located in Chatsworth, California, northwest of Los Angeles where JMAR's core product lines are produced. These currently include:
Test and Measurement Systems - non-contact systems to measure and inspect microelectronics (primarily semiconductors and disk drives) parts for both quality assurance and process control purposes; Motion Control and Positioning Systems - to improve the precision of microelectronics manufacturing; and Laser Processing Systems - which perform the highly precise welding, trimming and cutting required by the microelectronics and medical implant industries.

         CALIFORNIA ASIC ("CAL ASIC"), the Company's newly established quick-turn semiconductor design and fabrication operation located south of Los Angeles in Irvine.

         JMAR TECHNOLOGY CO. ("JTC"), the Company's research and development center in San Diego where JMAR technologists conceive the products of tomorrow and refine them for commercial application. The Company conducts its work on advanced X-ray and optical lithography, new medical products, ultra-precision laser machining systems, and other leading-edge product technologies at this location.

         JMAR's business involves the utilization of specialized forms of light energy such as lasers or precision regulated light sources. Those business operations fall into two categories: Current Products and Emerging Products.

CURRENT PRODUCTS

         CURRENT PRODUCTS are those which JMAR produces and sells today. Manufactured by PPL, they include:

         TEST AND MEASUREMENT EQUIPMENT - MEASUREMENT, INSPECTION AND ALIGNMENT. During 1996, JMAR's non-contact video and laser-based Test and Measurement Equipment product line accounted for 50 percent of the Company's revenues. JMAR's test and measurement systems are sold primarily to manufacturers of semiconductors and computer disk drives. This line utilizes state-of-the-art machine vision and laser position sensors integrated with programmable optics and lighting control, precision X-Y-Z motion control and other computer controlled functions. Vision, laser and other sensors are used to check changes in variations in geometries. Proprietary algorithms are then written by PPL for edge sensing, height sensing and point taking and fed into mathematical formulas to determine straightness of lines, dimensional data, height measurements, angles and radii of curvature of microscopic devices.

         In late 1995, JMAR introduced its new compact Mirage tabletop, non-contact, high-resolution video/laser measurement system to complement the larger series 3000 and 4000 systems all of which are targeted towards the microelectronics industry. The Mirage can be used for a variety of applications including incoming and outgoing inspection, off-line process control for equipment, process verification and many laboratory functions. The Company's standard Series 3000 systems incorporate video-based measurement and offer several different sizes of X-Y stages while the larger Series 4000 combines video and laser height probes to provide high accuracy X-Y-Z measurements.

         LASER SYSTEMS. The Company manufactures laser processing systems, precision laser hermetic sealing systems and laser machining and welding centers which, collectively, contributed 17 percent of 1996 sales revenue.

         Laser Processing Systems. JMAR's laser processing systems utilize state-of-the-art lasers for microelectronics manufacturing and repair. As semiconductor assemblies such as Multi-Chip Modules ("MCM") approach the complexity, densities and small feature sizes of semiconductor devices of the early 1970's, there is a growing need for higher precision instruments to probe, inspect and repair them. The Company's optical inspection stations are used to locate open and short circuits while our Laser Processing Stations are designed to meet today's demanding requirements for MCM substrate repair. Pulsed and continuous wave laser sources covering the optical spectral range from infrared to deep ultraviolet are used singly or in combination to create flexible, cost effective systems for engineering evaluation or production.

         Current system models use either excimer lasers to repair MCM short circuits by removing excess material or argon ion lasers to repair open circuits by chemical vapor deposition("CVD"). The excimer tools are capable of delivering a broad combination of power levels, material removal, spot sizes and energy uniformity. Systems which incorporate JMAR's newly patented short pulse solid state laser ("Britelight(TM)") technology are currently in the prototype development phase and are expected to be available within the next year.

         Precision Laser Hermetic Sealing Systems. JMAR's LSS-9000 high-powered Nd:YAG laser hermetic sealing systems are used primarily by electronic and medical equipment manufacturers for leak-tight sealing of medical implant and electronic packages. These systems provide superior performance relative to conventional electrical resistance welding methods for joining and sealing low-resistance metals such as aluminum, titanium and copper alloys. The primary users of laser-based hermetic sealing systems are manufacturers of aerospace assemblies, electronic assemblies used in marine environments and manufacturers of devices and assemblies designed to be implanted in the human body. The Company has historically limited the market in which its precision laser welding systems compete to the handling of objects that require manufacturing travel distance of less than 3 feet in any direction, and which normally have a relatively high value-added component.

         Laser Machining and Welding Centers. JMAR also produces Laser Machining and Welding Centers for targeted marketplaces in the microelectronics industry. These products include high accuracy small component welding systems which utilize vision controlled alignment and sub-micron position repeatability. The Company also produces processing stations for welding of microelectronic feed-throughs and medical implantables and systems for welding critical computer disk drive components. JMAR's precision micro-positioning and vision processing technologies are incorporated into its Laser Machining and Welding Centers to provide customers with single source, full turnkey manufacturing systems which often include laser beam delivery systems, parts handling and identification readers.

         POSITIONING AND MOTION CONTROL. During 1996, the Positioning and Motion Control product line accounted for 22 percent of the Company's revenues. JMAR manufactures a wide range of precision customized positioning stages and motion control devices for the microelectronics industry, including a standard product line of stages with full turnkey solution capabilities. These stages which are the fundamental building blocks of many microelectronic measurement and manufacturing systems, are often integrated into custom systems to meet specific customer requirements. In addition, the Company provides positioning components and systems for original equipment manufacturers ("OEM") as well as for its own test and measurement equipment and laser processing products.

         CUSTOM PRODUCTS. In addition to its standard products, JMAR's PPL division designs, engineers and manufactures customized systems based on its motion control, measurement and/or laser system capabilities to meet specified requirements of customers. Frequently, the design of a particular custom product may lead to additional sales of that product to the customer.

         CONTRACT RESEARCH AND DEVELOPMENT. The Company performs profitable research and development contract work at JTC for third party customers, including the U.S. government and a large medical equipment company. The goals of these efforts are to develop commercially significant products based on the Company's proprietary laser and advanced optical technology. During 1996 contract R&D contributed 11% of JMAR's revenues.

EMERGING PRODUCTS

         JMAR's contract and company-funded R&D programs, collectively, have created a broad world-class technology base that provides the foundation for an array of important new commercial product lines and business areas which the Company refers to as its "Emerging Products". JMAR's Emerging Products, described in the following sections, include: Advanced microlithography for semiconductor manufacturing, ultra-precision laser machining systems, the pocket-laser Light Knife for blood sampling and small volume, quick-turn custom semiconductor manufacturing.

         ADVANCED LITHOGRAPHY FOR SEMICONDUCTOR MANUFACTURING. Lithography is the most critical process in the manufacture of semiconductors. It is a photographic-like process which transfers circuit designs onto the chips thereby determining the size of circuit features and the density of circuits on a chip. A typical lithography system consists of an illumination source integrated into an apparatus known as a "stepper" or an "aligner". The combined system is installed in the semiconductor fabrication line.

         Semiconductors are the engines that drive the Technology Industry. Whereas the economics of most industries are driven by consumption or deterioration, the economics of the semiconductor industry are driven by continuous innovation because semiconductors do not wear out. To continue to grow, the semiconductor industry must develop ever more powerful computer chips at a rapid pace. That requires continuing advances in the ability of the Industry to produce ever-smaller circuit feature sizes which make it possible to produce higher circuit densities. Advanced lithography systems, employing shorter wavelength illumination sources, are required to make smaller feature sizes. JMAR is one of the world's leading developers of compact high-intensity short-wavelength lithography sources, including X-rays and novel deep ultraviolet light sources.

         The total size of the lithography market is substantial. The semiconductor industry purchases between 1,500 to 2,000 new lithography systems per year at prices ranging from approximately $700,000 to $7 million. As the circuit feature sizes get smaller the prices of the lithography systems increase rapidly. In X-ray lithography, the illumination is provided by the X-ray source. From 1989 to 1991, the Company designed, patented and developed an optical pulse-compression technique and integrated it with its ACEL excimer laser to produce X-rays in the 10-14 angstrom regime where a substantial amount of lithography process development has already taken place, worldwide. In February 1991, the Company successfully tested a laboratory version of its excimer laser-driven plasma X-ray source, thereby achieving a major milestone in its program. Also, in subsequent experiments with a U.S. government laboratory, the Company demonstrated X-ray generation at 130 angstroms (commonly referred to as the Extreme Ultraviolet or "EUV" regime) using a 50 nanosecond laser pulse duration. Sources producing illumination in both the X-ray and EUV wavelength regimes are expected to find applications in future generations of lithography.

         In January, 1994, after working on smaller government funded X-ray lithography R&D contracts in prior years, JMAR received a $3.6-million contract, with an option exercisable by the U.S. government for an additional $3.3 million, (of which $585,000 was funded in late 1995 and $2.2 million in 1996), to develop JMAR's laser-plasma Picosecond X-ray Source ("PXS") for use in an X-ray stepper system. Additional DARPA funding is anticipated in 1997 to develop a prototype PXS for an entry-level x-ray lithography system with a throughput of 5 to 10 wafers per hour. The revenues from this contract constitute 9% of the Company's 1996 sales. The contract was issued by the U.S. Army Research Laboratory and is sponsored by the Defense Advanced Research Projects Agency (DARPA) of the Department of Defense. By the end of 1997, the Company expects that the cumulative amount of U.S. government contract funding for its X-ray lithography point source development program will total in excess of $9,000,000.

         During the initial portion of its work under contract the Company made considerable progress in the generation of high-repetition few picosecond (one picosecond is equal to one trillionth of a second) excimer laser pulses which proved advantageous for the generation of the required X-rays with a minimum of contamination (one of the problems which has plagued attempts by other competitors to produce practical X-ray sources has been the production of unacceptable amounts of collateral debris that contaminates the lithography process).

         During the latter part of 1994, JMAR initiated an Independent Research and Development (IR&D) program based on the use of leading-edge diode-pumped solid state laser technology to produce rapid rates of high energy few-picosecond pulses for a range of potential applications, including X-ray lithography. That program progressed so rapidly that the Company, with the concurrence of its customer, phased in its new solid state PXS system as its primary commercial X-ray source candidate and assigned its excimer laser-based PXS to the study of more basic X-ray generation phenomenological studies.

         In July 1996 the U.S. government delivered to JMAR's San Diego facility a government-owned X-ray Stepper which had formed the nucleus of a competitive X-ray Lithography program at Bell Laboratories. That Stepper, developed over a period of several years at an estimated cost of more than $25 million in both government and other corporation funding, was intended, subject to the availability of adequate government contract funding, to be integrated with JMAR's solid state PXS to provide the foundation for an X-ray lithography workstation to be made available to leading semiconductor makers for development of next generation chip manufacturing processes. Since that delivery the Company has been evaluating the alternatives available to it for expediting the commercialization of its X-ray lithography sources. It is now also considering other alternatives for the establishment of a point source X-ray lithography demonstration work station, including recently developed commercial X-ray steppers as well as the Bell Labs Stepper.

         ULTRA-PRECISION LASER MACHINING SYSTEMS FOR INDUSTRIAL MANUFACTURERS. JMAR has demonstrated an initial version of its Microlight 1000, a new micromachining system that combines the Company's patented solid state picosecond Britelight(TM) laser technology (developed by its JTC division) with one of its proprietary material processing systems (developed at its PPL division) to enable manufacturers to produce micro-sized products and perform a wide range of micro-fabrication procedures.

         The Company has determined that the light beams produced by its high-power picosecond lasers interact in very unique ways with certain materials of interest to the microelectronics industry. Based on the results of a detailed market research study completed in early 1997 the Company believes that these unique interactions will enable makers of precision microcomponents to perform new, previously unavailable manufacturing operations. That study identified a number of important markets and potential major customers for the Microlight system technology. Accordingly, the Company is currently working with a number of precision product manufacturers to evaluate the ability of this technology to improve the product manufacturing processes or to fabricate products that have, heretofore, been difficult or impossible to make using conventional equipment. During the first half of 1997 JMAR plans to upgrade the current Microlight 1000 system and customize it to meet the specifications for the most promising markets identified by the study.

         POCKET SIZE LASER BLOOD SAMPLERS. Another project currently under development draws upon the Company's expertise in diode-pumped solid state lasers to develop a battery-powered, pocket-size laser device for drawing blood for diagnostic analysis for a large medical equipment supplier. Intended to protect health care practitioners from the potential danger of disease transmission related to the handling of needles and other sharp-edged sampling devices, the Company's Light Knife(TM) laser devices are now in the prototype stage with delivery of initial units scheduled for mid-1997. The ultimate commercial success of this product will depend upon a number of factors including technical performance, cost to produce and the ability of the Company's customer to obtain FDA approval to market the products as well as the ability of that customer to ultimately generate adequate sales volume.

         MANUFACTURE OF CUSTOMIZED SEMICONDUCTORS. In May, 1996, JMAR acquired approximately 94 percent of the outstanding shares of California ASIC, a low-volume manufacturer of application specific integrated circuits ("ASIC's"), an important class of semiconductors. ASIC's are compact logic devices that can process and integrate a series of functions within a single semiconductor chip. Because of this, they are commonly used to enhance the performance of a broad range of electronic devices, including computers, telephones, fax machines, modems, televisions and medical products.

         Upon completion of the acquisition, JMAR immediately suspended Cal ASIC's operations and commenced to upgrade its engineering capabilities and re-equip its semiconductor fab facility to enhance the Company's competitive capabilities in the market for specialty semiconductors. Those upgrades were completed and initial order processing commenced in the first quarter of 1997.

         In the conventional ASIC design cycle, chip layout and photomask production are the most time consuming steps. The Cal ASIC process circumvents this bottleneck by merging state-of-the-art design tools with a revolutionary laser lithography production process that eliminates the need for expensive and long lead-time photomasks. Coupled with a unique base wafer concept and onsite processing, this direct linking of design and fabrication is expected to enable Cal ASIC to perform low volume chip development and production in a fraction of the time, and at a fraction of the cost of conventional ASIC production methods.

         The Company believes that Cal ASIC's unique ASIC development technology will permit fast, affordable ASIC prototyping without complex processing or unnecessary added steps. The core of the Cal ASIC approach is its customized direct write laser lithography system. The direct write laser system translates the ASIC design file into an interconnect metalization pattern which is "written" directly onto pre-processed, generic base wafers manufactured by high volume semiconductor foundries. This direct write method eliminates the need for procuring hard tooled photomasks, thereby reducing non-recurring engineering costs substantially.

         Since the direct write laser allows the custom circuit pattern to be "written" on each chip, Cal ASIC is expected to be able to vary the design from chip to chip, allowing multiple designs to be fabricated on a single wafer. This should allow shorter prototype delivery times, provide added flexibility for Cal ASIC customers and further improve the economics of the process.

SECURITIES INFORMATION

         The Company's common stock and warrants are traded on the Nasdaq National Market tier of the Nasdaq Stock Market ("NASDAQ-NMS") under the symbols JMAR and JMARW, respectively. The 1996 and 1995 high and low transaction prices for the common stock as reported by NASDAQ-NMS are set forth in the following table.

                               COMMON STOCK PRICE

                                                    HIGH              LOW
                                            -------------    -------------
1995
     First Quarter...................               7/8               7/16
     Second Quarter..................            1-11/32              1/2
     Third Quarter...................            2- 3/32           1- 1/4
     Fourth Quarter..................            1-11/16             15/16
1996
     First Quarter...................            1-15/32             15/16
     Second Quarter..................            4- 9/16           1- 1/8
     Third Quarter...................            3- 5/8            1-15/16
     Fourth Quarter..................            3- 1/16           2- 3/32

         There were approximately 4,098 holders of JMAR's common stock and 638 holders of JMAR's publicly traded warrants as of February 25, 1997.

         The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends in the future by the Company on its Common Stock will be dependent on its earnings and financial condition and such other factors considered relevant by the Company's Board of Directors.

                             JMAR INDUSTRIES, INC.
                       FIVE-YEAR SELECTED FINANCIAL DATA

                                    CONSOLIDATED STATEMENTS OF OPERATIONS DATA
====================================================================================================================

                                               1992            1993             1994             1995           1996
                                               ----            ----             ----             ----           ----
Operating revenues..............     (1)$ 5,241,596  (1)$ 9,148,925   (1)$10,821,025       $12,210,490    $16,331,090
Revenues excluding terminated
  operations....................       (2)2,328,000    (2)3,620,925     (2)7,782,025        12,210,490     16,331,090
Gross profit....................          1,534,237       2,233,515        4,034,613         4,879,420      6,692,136
Operating expenses excluding
  restructuring charges.........          3,821,088       5,814,072        5,439,430         4,694,233      6,188,169
Restructuring charges...........                  -       5,112,000         (458,309)                -              -
Income (loss) from operations...         (2,286,851)     (8,692,557)        (946,508)          185,187        503,967
Interest expense................           (649,839)       (900,482)        (570,094)         (321,162)      (288,372)
Interest and other income
  (expense), net................            280,327         245,271          390,594           212,240        388,974
Loss on equity and other
  investments...................           (464,876)              -                -                 -              -
Income (loss) from continuing
 operations before income taxes.      (3)(3,121,239)  (3)(9,347,768)   (3)(1,126,008)           76,265        604,569
Income tax benefit..............                  -               -                -                 -        175,000
Income (loss) from continuing
 operations.....................         (3,121,239)     (9,347,768)      (1,126,008)           76,265        779,569
Discontinued operations:
    Loss from operations of
     discontinued operations....         (1,802,363)     (3,627,869)      (2,999,242)                -              -
    Loss on disposal of
     discontinued operations....                  -               -         (540,404)                -              -
Net income (loss)...............         (4,923,602)    (12,975,637)      (4,665,654)           76,265        779,569
Per share data:
    Income (loss) per common
     share from continuing
     operations.................              (1.39)          (1.57)            (.11)              .01            .05
    Loss from discontinued
     operations.................               (.80)           (.61)            (.33)                -              -
    Net income (loss) per share.              (2.19)          (2.18)            (.44)              .01            .05
Fully diluted shares used in
  calculation of net income
  (loss) per share..............          2,252,008       5,958,413       10,596,661        14,133,258     16,906,584



======================================================================================================================
                                          CONSOLIDATED BALANCE SHEET DATA
======================================================================================================================

Working capital ..................        $3,406,317      $1,423,318      $4,007,846      $4,655,087      $5,743,747

Total assets......................        13,890,391      19,137,447       9,107,968       9,248,995      15,395,518

Short-term debt...................         1,056,393       4,928,447         914,590       1,526,929       2,317,861

Long-term debt....................         4,489,419       3,189,664       2,165,417       1,536,273         667,310

Stockholders' equity..............         4,415,327       3,709,032       3,849,822       5,085,202       9,368,905
======================================================================================================================

(1) Excludes revenue from the discontinued Surgilase operations of $5,277,406, $6,776,603 and $4,771,775 for 1994, 1993 and 1992,
         respectively.
(2)      Excludes revenue from Terminated Operations (See page A-9).
(3)      Includes losses from Terminated Operations (See page A-9).

                              JMAR INDUSTRIES, INC.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The Company's product lines are subdivided into two categories: Current Products and Emerging Products. Current Products are those produced and sold, today, whereas the Emerging Product lines are developing businesses some of which are supported by third party customer R&D contracts.

         JMAR had formerly operated in two industry segments which for financial reporting purposes are as follows: the Medical Equipment and Accessories Group and the Manufacturing Equipment Group. In recent years, the Medical Equipment Group consisted primarily of the operations of Surgilase. This operation was sold in December, 1994 and is accounted for as discontinued operations. As a result, and in accordance with standard accounting practice, the revenues from Surgilase operations are excluded from the revenues shown herein for 1994, and the amounts for all other items related to Surgilase have been adjusted to reflect the operations of Surgilase as a discontinued operation. Pursuant to its restructuring in 1994, the Company also sold several other operations and assets (the "Terminated Operations") which, in accordance with standard accounting practice, have not been classified as "discontinued operations". Therefore, the revenues and results of operations from the Terminated Operations are required to be included in the Operating Revenues reported in the statements of operations for prior years. To compare the revenues generated by those assets which remained after the disposition of the Terminated Operations with the revenues generated by such assets prior to the disposition of the Terminated Operations, however, the second line of the Consolidated Statements of Operations Data on the previous page reflects the revenues of the Company excluding the revenues from the Terminated Operations.

RESULTS OF CONSOLIDATED OPERATIONS

         The Company achieved record performance in revenues, operating profitability and net profitability during 1996. Operating income for 1996 and 1995 was $503,967 and $185,187, respectively, versus a loss of $946,508 for the year ended December 31, 1994, while net income for those same periods was $779,569 and $76,265, versus a loss of $4,665,654, respectively.

         On May 23, 1996, the Company acquired approximately 94 percent of the outstanding common stock of California ASIC ("Cal ASIC"). The Company has accounted for the acquisition as a purchase effective June 1, 1996. JMAR's Operating and Net Incomes for 1996, $503,967 and $779,569, respectively, include operating and net losses of $448,040 and $460,028, respectively, generated from Cal ASIC's startup operations. Accordingly, JMAR's operating income and net income, excluding the startup loss from Cal ASIC, were $952,007 and $1,239,597, respectively, for the year ended December 31, 1996. The Company's outlook for fiscal year 1997 is positive for operations that existed prior to the acquisition of Cal ASIC. However, the Company expects a continuing adverse impact on profits in the near term from Cal ASIC, including a non-cash charge of approximately $195,000 per year for goodwill. It is management's belief that Cal ASIC will become profitable before the end of 1997.

         At the end of 1993 the Company concluded that its efficiency of operations and its future profitability would be significantly improved by consolidating and restructuring its manufacturing equipment group operations. Pursuant to the plan of consolidation, which was substantially completed prior to the end of 1994, the Company sold two product lines and Texcel (with the exception of certain Texcel laser material processing assets which were transferred to PPL) and consolidated the remaining manufacturing equipment operations into its PPL manufacturing division in Chatsworth, California. As part of the consolidation plan, the Company also sold its Flying Height Testing ("FHT") equipment product line effective June 30, 1994.

         Revenues for each of the fiscal years ended December 31, 1996, 1995 and 1994 were $16,331,090, $12,210,490 and $10,821,025, respectively. Approximately
$3,039,000 in revenues from Terminated Operations were included in the revenues for 1994. Therefore, the actual revenues for the fiscal years ended December 31, 1996, 1995 and 1994 from operations continued into 1995 were $16,331,090, $12,210,490 and $7,782,025, respectively (approximately 45% compounded annual growth rate compared with a compounded annual growth rate in excess of 62% for the five year period 1992 to 1996). The increase in revenues for the year ended December 31, 1996 over the year ended December 31, 1995 is primarily attributable to the overall increased volume of orders in 1996 for Disk Head Inspection Workstations and new products, primarily the Mirage tabletop video measurement system. Inventories have increased from $2,585,575 at December 31, 1995 to $3,855,312 at December 31, 1996 primarily due to raw material and component purchases to support the increased orders and higher levels of production planned for 1997. The revenue increase for the year ended December 31, 1995 over the year ended December 31, 1994 of approximately $4,428,000 was primarily attributable to increased sales from Manufacturing Equipment products produced by the PPL manufacturing division of approximately $4,510,000.

         Gross margins for the fiscal years ended December 31, 1996, 1995 and 1994 were 41%, 40% and 37.3%, respectively. The increase in gross profit margins for the fiscal year ended December 31, 1996 versus the fiscal year ended December 31, 1995 is primarily due to greater efficiencies in the manufacturing process resulting from higher sales and production volume and the elimination of a low margin product at PPL. Although the Company's margins have improved in 1996 as compared to 1995, it continues to experience competitive pressures on certain products which may impact gross margins in the future. The lower gross profit margins for the fiscal year ended December 31, 1994 versus the fiscal year ended December 31, 1995 is primarily due to lower margin product lines of Benchmark Industries, formerly a JMAR subsidiary which was eliminated as part of the 1994 restructuring, and the re-location of the laser material processing assets from the East Coast of the U.S. to Southern California. The Company took action in 1994 to eliminate these lower margin products. The increased gross margins for 1995 were partially offset by lower margins at PPL in 1995 versus 1994 due to increased outside vendor component purchases.

         Selling, general and administrative ("SG&A") expenses for the fiscal years ended December 31, 1996, 1995 and 1994, were $4,884,050, $3,812,433 and
$4,443,910, respectively. The increase in SG&A expenses in 1996 is due to (i) SG&A expenses of $448,040 related to Cal ASIC in 1996 compared to none in 1995;
(ii) increased amortization with respect to the larger quantity of demonstration equipment, primarily related to the Mirage, required to support expanded marketing efforts; (iii) higher customer service costs that resulted from adding to the customer service staff to support increased sales volume experienced in 1996; and (iv) higher payroll costs. The decrease in SG&A expenses in 1995 as compared to 1994 was due to lower expenses resulting from restructuring and consolidation of the manufacturing equipment group at PPL in Southern California and other cost reductions.

         The Company's research, development and engineering program (RD&E) consists of two types: Customer-Funded RD&E (U.S. government and other companies) and Company-Funded RD&E. Both types of RD&E are expensed when incurred. Customer-Funded RD&E costs incurred, included in "Contract Costs of Sales" expenses totaled $1,137,065, $1,236,750 and $1,297,115 for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. The decrease in Customer-Funded RD&E for 1996 is primarily due to the delay in receipt of additional contract funding from the U.S. government. Company-Funded RD&E costs are shown in "Operating Expenses" and totaled $1,304,119, $881,800 and $995,520, respectively. Hence, total RD&E expenses for those three years were $2,441,184, $2,118,550 and $2,292,635, respectively.

         Interest expense for the fiscal years ended December 31, 1996, 1995 and 1994, was $288,372, $321,162 and $570,094, respectively. The decrease in interest expense in 1996
versus 1995 is due to the conversion of $1,000,000 of convertible notes into JMAR common stock in October 1996. The decrease in interest expense in 1995 versus 1994 is due to the payoff or conversion of approximately $2,500,000 of convertible notes in February 1994, the payoff or conversion of approximately $2,401,000 of Benchmark debt in 1994 and the conversion or payoff of $700,000 of convertible notes in 1995. Included in interest expense for fiscal year 1994 is amortization of certain Common Stock warrant premiums totaling $7,295, and loan fees totaling $30,780, $51,525 and $75,382, for the fiscal years 1996, 1995 and 1994, respectively.

         Interest and other income (expense) for 1996 includes a gain of approximately $405,700 related to the settlement with Atlantic American Holding Company Limited ("Atlantic") and early redemption of the preferred stock of Atlantic that the Company held and includes a non-recurring charge of $80,000 recorded in the first quarter relating to an investment disposed of in a prior year. Interest and other income (expense) for 1994 includes discounts obtained by the Company against certain payables primarily related to Benchmark, a gain on the sale of the FHT product line of PPL and a gain on the sale of stock in another company and offset in part by a loss on the sale of assets of Benchmark.

         During 1994 the Company decided not to sell the Metrology line of PPL. Accordingly, the previously established restructuring reserves for that potential sale were reversed in 1994. This reversal was offset by additional restructuring costs associated with the disposition and consolidation of certain assets of Benchmark.

         During 1994, JMAR sold substantially all of the assets of Surgilase on an installment sale basis for a price of approximately $6,700,000, the final payment of which was received by the Company in June 1996. Discontinued operations reflect a loss of $2,999,242 for the year ended December 31, 1994 and a loss on disposal of discontinued operations of $540,404 in 1994.

         Included in the Statement of Operations for the Company in 1996 is a tax benefit of $175,000 related to the utilization by the Company of a portion of its net operating loss carryforward.

CONSOLIDATED LIQUIDITY AND FINANCIAL CONDITION

         Working capital as of December 31, 1996 was $5,743,747 compared to $4,655,087 at December 31, 1995.

         Cash and cash equivalents at December 31, 1996 and December 31, 1995 were $2,629,286 and $1,837,647, respectively. The increase (decrease) in cash and cash equivalents for the fiscal years ended December 31, 1996, 1995 and 1994 was $791,639, $(107,731) and $1,387,358, respectively. Cash from net income plus non-cash operating items improved from a provision of cash of $663,071 for the year ended December 31, 1995 to a provision of cash of $1,447,741 for the year ended December 31, 1996. The increase in cash for 1996 resulted from cash provided by financing activities of $1,429,441 (net proceeds from the exercise of warrants, borrowings from notes payable, and net proceeds from issuances of common stock, less net payments of short-term debt) offset in part by cash used in operations of $413,687 and cash used in investing activities of $224,115 (primarily capital expenditures, increase in other receivables, and acquisition costs, less cash received from the collection of notes receivable, primarily related to the sale of Surgilase). The cash used in operations was primarily used to finance accounts receivable and inventory purchases offset in part by an increase in accounts payable and accrued liabilities. Accounts receivable increased primarily due to an increase in revenues for the twelve months ended December 31, 1996. Accounts payable and accrued liabilities increased primarily due to (i) an increase in inventory purchases to support planned production increases; (ii) an increase in deposits and progress payments obtained in connection with customer orders; and (iii) accounts payable and accruals of Cal ASIC.

         The decrease in cash for 1995 resulted from cash used in operations of $1,625,119 (primarily to finance inventory and accounts receivable and to paydown accounts payable and accrued liabilities) offset in part by cash provided by investment activities of $1,076,835 (primarily cash received from the note receivable related to the sale of Surgilase less capital expenditures) and cash provided by financing activities of $440,553 (primarily net borrowings under short-term debt agreements less payments of notes payable). The increase in cash for 1994 resulted from cash provided by investing activities of $4,278,288 (primarily consisting of proceeds from the sale of assets and Surgilase and payments received on notes receivable offset by capital expenditures) and finance activities of $174,404 (primarily consisting of proceeds from the issuance of common stock offset by payments of notes payable, including convertible notes of $2,350,000) offset by cash used in operations of $3,065,334.

         JMAR operations will continue to require the use of working capital. The working capital of PPL is generally funded through its working capital line (the "Line") with a bank (the "Bank") plus customer advanced payments made at the time of order placements. The operations of JTC are currently funded through third party contracts. During 1995 and most of the first quarter of 1996, advances pursuant to the Line were based on 80 percent of eligible accounts receivable and 25 percent of eligible inventories (up to $1,000,000). The Bank increased the Line from $1,500,000 in the second quarter of 1995 to $3,000,000 in March, 1996, allowed certain foreign receivables (up to $250,000) to be eligible receivables and increased the percent of eligible inventories to 35 percent. As of December 31, 1996, PPL's capital availability pursuant to the Line was approximately $2,774,000 of which approximately $1,444,000 was borrowed. The Line contains several covenants relating to, among other matters, the maintenance of certain minimum income levels and financial ratios, which if not met could impact the availability of advances pursuant to the Line. In addition, during the third quarter, the Bank loaned the Company $500,000 to be used for equipment purchases by PPL. Concurrent with the closing of the acquisition (the "Acquisition") of Cal ASIC, the Company loaned $400,000 to Cal ASIC (in addition to $100,000 previously loaned) and agreed to loan an additional $1,000,000 over an eighteen month period, of which $500,000 was loaned in the quarter ended September 30, 1996, and to be used by Cal ASIC for equipment purchases and working capital purposes. In addition, the Company agreed to loan the two majority shareholders of Cal ASIC up to $250,000 secured by the JMAR stock they received in the Acquisition. During September, 1996, the Company entered into a $950,000 lease financing agreement with Leasing Technologies International, Inc., the proceeds of which will be used to finance Cal ASIC equipment and software financing requirements. Management believes that the Company has existing resources to adequately fund operations and working capital requirements as well as the Cal ASIC obligations for the next twelve months based on the current level of operations and business conditions.

         At December 31, 1996, the Company had in excess of $26 million of Federal net operating loss carryforwards, subject to certain annual limitations. To the extent the Company has taxable income in the future, these carryforwards will be used by the Company to reduce its cash outlay for taxes.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         Certain statements contained in this Appendix are forward looking statements that involve a number of risks and uncertainties. In addition to the factors discussed below, among the other factors that could cause actual results to differ materially are the following: Concentration of sales to markets and customers (see "Customers"), delays or cancellations in orders, fluctuations in margins, timing of specific orders, customer reorganizations, demand fluctuations, timely development, introduction and acceptance of new products, technical obsolescence of existing products, technical problems in the development or modification of current products, the impact of competitive products and pricing, shifts in demand for the Company's products, the degree of success of technology transfer (e.g., advanced lithography sources, laser blood sampler, micromachining, etc.) to commercial products, availability of working capital to support growth, continued government funding of advanced lithography, successful integration of acquisitions, and other competitive factors.

         JMAR's future operating results are also dependent on its ability to develop, manufacture and market, in a timely manner, innovative products that meet customers' needs and the continued growth of the semiconductor, computer disk drive and medical equipment industries. Inherent in this process are a number of risks that the Company must successfully manage in order to achieve favorable operating results. The process of developing new high technology products is complex and uncertain and requires innovations that anticipate customer needs and technological trends. After the products are developed, the Company must quickly manufacture them in sufficient volumes at acceptable costs to meet demand and establish the necessary sales and marketing capabilities to assure adequate and timely sales volume.

         In addition, portions of the Company's manufacturing operations are sometimes dependent on the ability of a targeted base of suppliers to supply core technology, sub-assemblies and common manufactured parts in time to meet critical distribution and manufacturing schedules. From time-to-time the Company could experience constrained supply of certain component parts due to a variety of reasons, including strong demand in those product lines as well as strong demand in the industry. Such constraints could adversely affect JMAR's operating results until alternate sourcing is developed.

         As is the case for a large number of California-based companies, a significant portion of the Company's operations are located near major earthquake faults. The ultimate impact on the Company, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. The Company is predominantly self-insured for losses and interruptions caused by earthquakes.

         The operations of the Company involve the use of substances regulated under various federal, state and international laws governing the environment. It is the Company's policy to apply strict standards for environmental protection even if not subject to regulations imposed by local governments. The liability for environmental remediation and related costs is accrued when it is considered probable and the costs can be estimated. Environmental costs are presently not material to JMAR's operations or financial position.

         Although JMAR believes that it has the necessary product offerings and resources for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. Factors external to the Company can result in volatility of the Company's common stock price. Because of the foregoing factors, recent trends should not be considered reliable indicators of future stock prices or financial results.

         During May, 1996, the Company acquired California ASIC a quick turn, but as yet unprofitable, manufacturer of a special category of semiconductor chips. The Company believes that Cal ASIC fits well with the Company's current business activities and believes that the acquisition will improve the Company's profitability and sales volume at some point in 1997. The initial expense of integrating Cal ASIC into the Company and expanding its sales volume to profitable levels has produced losses at Cal ASIC and may continue to produce losses in the near term. Morever, despite plans for additional investment, there are no guarantees that the operations of Cal ASIC will ever achieve profitability. JMAR has performed what it believes is extensive due diligence on the markets, the technologies and the management of Cal ASIC using both its internal resources as well as several competent, independent outside consultancy groups. On the basis of the information obtained, the Company is optimistic regarding the potential future contribution of Cal ASIC to JMAR. However, there are many possible factors which could negatively impact the achievement of these expected future benefits, including: failure of the quick-turn gate array market to materialize as rapidly as forecast, emergence of new competitors, possible patent infringement claims, inability to attract and retain the additional qualified employees required to manufacture and sell the Cal ASIC products and services, failure of the manufacturing facilities to produce adequate quantities and quality of products within the required time frame at profitable cost levels, deterioration of the relationship between Cal ASIC and its base wafer suppliers, litigation from prior creditors or shareholders of Cal ASIC, the ability of the Company to raise the funds necessary to adequately finance the working capital needs and equipment purchase needs of Cal ASIC as well as many of the risk factors set forth above.

         The ultimate commercial success of the Company's pocket size laser blood samplers will depend on a number of factors including technical performance, cost to produce and the ability of the Company's customer to obtain FDA approval to market the products and the ability of that customer to ultimately generate adequate sales volume.

         The Company has not yet achieved commercially viable outputs in its X-ray lithography program. In order to prove that its technology works and to produce a completed product, the Company must complete the development and integration of these highly technical and complicated systems into a fully-integrated prototype. With any new technology, there is a risk that the market may not appreciate the benefits of the product. In addition, the Company's X-ray lithography system will compete against other developing technologies. Development by others of new or improved products, processes or technologies may make the Company's proposed product obsolete or less competitive. Also, the development of sophisticated laser products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs.

         Although JMAR has demonstrated an initial version of its Microlight 1000, it has not yet sold the proposed product. Along with some of the risks discussed in the preceding paragraph, the size of the potential market for the product is not yet known. In addition, the Company has not proven that its proposed product will improve the manufacturing of customer's products or fabricate those that are currently impossible to make using conventional equipment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To JMAR Industries, Inc.:

         We have audited the accompanying consolidated balance sheets of JMAR Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JMAR Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                             /s/ Arthur Andersen LLP


San Diego, California
February 24, 1997

                              JMAR INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 31, 1996 AND DECEMBER 31, 1995


===========================================================================================================

                                    ASSETS                                               December 31,
                                                                                   ------------------------
                                                                                      1996          1995
                                                                                   ----------    ----------
Current Assets:
     Cash and cash equivalents (Note 2) ......................................     $2,629,286    $1,837,647
     Accounts receivable, net (Note 5)........................................      2,994,762     1,742,484
     Notes and other receivable (Notes 11 and 13 )............................        902,005       979,165
     Inventories (Notes 2 and 4)..............................................      3,855,312     2,585,575
     Prepaid expenses and other ..............................................        721,685       137,736
                                                                                -------------  ---- -------
          Total current assets................................................     11,103,050     7,282,607
Notes receivable (Note 13 )...................................................         54,667       129,502
Receivable from officers......................................................         73,824        69,524
Property and equipment, net (Notes 2 and 6)...................................      2,704,460       571,622
Equity securities, at cost (Note 11) .........................................              -       621,000
Other assets, net  (Note 2) ..................................................        347,627       290,208
Goodwill, net  (Notes 2 and 3)................................................      1,111,890       284,532
                                                                                -------------  ------------

         TOTAL ASSETS.........................................................    $15,395,518    $9,248,995
                                                                                =============  ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable.........................................................      $ 914,272   $   455,715
     Accrued liabilities......................................................        535,885       215,768
     Accrued payroll and related costs........................................        849,072       423,845
     Customer deposits .......................................................        742,213         5,263
     Convertible notes payable (Notes 8 and 11) ..............................        589,631             -
     Notes payable and capital lease obligations (Notes 7 and 8)..............      1,728,230     1,526,929
                                                                                -------------  ------------
          Total current liabilities...........................................      5,359,303     2,627,520
                                                                                -------------  ------------
Convertible notes payable (Notes 8 and 11)....................................              -     1,536,273
                                                                                -------------  ------------

Notes payable and capital lease obligations, net of current portion
(Notes 7 and 8) ..............................................................        667,310             -
                                                                                -------------  ------------

Commitments and contingencies (Notes 3, 7 and 9)
Stockholders' equity (Notes 3, 8, 9, 11 and 12):
     Preferred stock, $.01 par value; 5,000,000 shares authorized; none
       issued and outstanding as of December 31, 1996 and December 31, 1995 ..              -             -
     Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding 16,760,269 shares as of December 31, 1996 and 14,228,585
       shares as of December 31, 1995.........................................        167,603       142,286
     Additional paid-in capital...............................................     35,274,959    31,796,142
     Accumulated deficit......................................................   (26,073,657)  (26,853,226)
                                                                                 ------------  ------------
                    Total stockholders' equity................................      9,368,905     5,085,202
                                                                                    ---------     ---------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................    $15,395,518    $9,248,995
                                                                                  ===========    ==========
===========================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                              JMAR INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


===========================================================================================================

                                                                          Year ended December 31,

                                                                     1996          1995           1994
                                                                     ----          ----           ----
Product sales..................................................   $14,585,585    $10,351,949   $  8,501,017
Contract sales.................................................     1,745,505      1,858,541      2,320,008
                                                                  -----------    -----------   ------------
          Total revenues (Note 14).............................    16,331,090     12,210,490     10,821,025
Product costs of sales.........................................     8,501,889      6,094,320      5,311,386
Contract costs of sales........................................     1,137,065      1,236,750      1,475,026
                                                                  -----------    -----------   ------------
          Gross profit ........................................     6,692,136      4,879,420      4,034,613
                                                                  -----------    -----------   ------------
Operating Expenses:
     Selling, general and administrative.......................     4,884,050      3,812,433      4,443,910
     Research, development and engineering.....................     1,304,119        881,800        995,520
     Restructuring charges (Note 13)...........................             -              -       (458,309)
                                                                  -----------    -----------   ------------
          Total operating expenses.............................     6,188,169      4,694,233      4,981,121
                                                                  -----------    -----------   ------------
Income (loss) from operations..................................       503,967        185,187       (946,508)
Interest and other income (expense), net.......................       388,974        212,240        390,594
Interest expense...............................................      (288,372)      (321,162)      (570,094)
                                                                  -----------    -----------   ------------
Income (loss) from continuing operations before income taxes...       604,569         76,265    (1,126,008)
Income tax benefit (Note 10)...................................       175,000              -             -
                                                                  -----------    -----------   ------------
Income (loss) from continuing operations.......................       779,569         76,265     (1,126,008)
Discontinued Operations (Note 13):
     Loss from operations of  discontinued operations..........             -              -     (2,999,242)
     Loss on disposal of discontinued operations...............             -              -       (540,404)
                                                                  -----------    -----------   ------------
Net income (loss)..............................................   $   779,569    $    76,265   $ (4,665,654)
                                                                  ===========    ===========   ============
Net income (loss) per common share and common equivalent share
(Note 2):
     Primary and fully diluted:
     Income (loss) per common share from continuing operations.   $       .05    $       .01   $       (.11)
     Loss per common share from discontinued operations........             -              -           (.33)
                                                                  -----------    -----------   ------------
Net income (loss) per common share ............................   $       .05    $       .01   $       (.44)
                                                                  ===========    ===========   ============
Weighted average common and common equivalent shares outstanding:
     Primary...................................................    16,755,753     14,133,258     10,596,661
                                                                  ===========    ===========   ============
    Fully diluted..............................................    16,906,584     14,133,258     10,596,661
                                                                  ===========    ===========   ============
===========================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                              JMAR INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

==================================================================================================================================
                                                                                         Additional                      Total
                                             Common Stock          Preferred Stock        Paid-in      Accumulated     Stockholders'
                                         Shares      Amount     Shares      Amount        Capital        Deficit         Equity
                                       ----------   --------    ------    ------------  ------------   ------------    ------------
Balance, December 31, 1993...........    7,506,123    $75,062       -           $ -      $25,897,807   $(22,263,837)   $ 3,709,032

Debt converted to equity (Note 11)...       58,160        581       -             -          112,375              -        112,956
Issuance of common stock and
  warrants (Note 11).................    4,625,000     46,250       -             -        4,704,230              -      4,750,480
Stock issued upon litigation
  settlement.........................       25,000        250       -             -           11,000              -         11,250
Stock issued related to acquisition
  of Rose Technology.................       68,150        681       -             -           24,677              -         25,358
Stock received in sale of Texcel.....      (40,000)      (400)      -             -          (93,200)             -        (93,600)
Net loss.............................            -          -       -             -                -     (4,665,654)    (4,665,654)
                                        ----------   --------     -----         -----    -----------   ------------    -----------
Balance, December 31, 1994...........   12,242,433    122,424       -             -       30,656,889    (26,929,491)     3,849,822

Debt converted to equity (Note 11)...      700,000      7,000       -             -          443,002              -        450,002
Issuance of common stock (Note 11)...    1,278,152     12,782       -             -          688,075              -        700,857
Stock issued upon litigation
  settlement.........................        8,000         80       -             -            8,176              -          8,256
Net income...........................            -          -       -             -                -         76,265         76,265
                                        ----------   --------     -----         -----    -----------   ------------    -----------
Balance, December 31, 1995...........   14,228,585    142,286       -             -       31,796,142    (26,853,226)     5,085,202

Issuance of stock related to acqui-
  sition of Cal ASIC (Note 3)........    1,427,526     14,275       -             -        1,707,270              -      1,721,545
Debt converted to equity (Note 11)...      440,000      4,400       -             -          973,021              -        977,421
Stock issued upon exercise of
  warrants (Note 11).................      474,158      4,742       -             -          644,426              -        649,168
Issuance of common stock (Note 11)...      190,000      1,900       -             -          154,100              -        156,000
Net income...........................            -          -       -             -                -        779,569        779,569
                                        ----------   --------     -----         -----    -----------   ------------    -----------
                                        16,760,269   $167,603       -           $ -      $35,274,959   $(26,073,657)   $ 9,368,905
==================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                              JMAR INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                            Year ended December 31,
                                                                     -------------------------------------------
                                                                         1996           1995             1994
                                                                     -----------     -----------     -----------
 Cash flows from operating activities:
      Net income  (loss)...........................................  $   779,569     $    76,265     $(4,665,654)
      Adjustments to reconcile net income (loss) to net cash
       used in operating activities:
          Depreciation and amortization............................      668,172         565,750         918,391
          Services received in exchange for
             common stock or warrants..............................            -          21,056          13,757
          Restructuring charges....................................            -               -        (411,000)
          Loss on sale and disposition of assets...................            -               -         608,671
          Loss on disposal of discontinued operations..............            -               -         540,404
          Discount on payables.....................................            -               -        (348,001)
          Gain on sale of product line.............................            -               -        (496,454)
      Change in assets and liabilities net of
        effects of acquisitions:
           (Increase) decrease in:
           Accounts receivable.....................................   (1,252,278)       (589,073)      2,360,360
           Inventories.............................................   (1,307,937)       (464,635)        (81,666)
           Prepaid expenses and other..............................     (654,320)        (31,760)         71,923
           Other assets............................................     (132,172)       (108,350)         63,338
           Increase (decrease) in:
           Accounts payable and accrued liabilities................    1,485,279      (1,094,372)     (3,245,776)
           Discontinued operations-noncash charges and working
              capital changes......................................            -               -       1,606,373
                                                                     -----------     -----------     -----------
      Net cash used in operating activities........................     (413,687)     (1,625,119)     (3,065,334)
                                                                     -----------     -----------     -----------
 Cash flows from investing activities:
      License and patent costs ....................................      (12,905)        (16,675)              -
      Capital expenditures.........................................     (941,597)       (251,502)       (172,025)
      Increase in notes and other receivables......................     (187,722)         (7,147)        (27,259)
      Payments received on notes receivable........................    1,004,502       1,339,661         240,283
      Proceeds from sale of assets.................................            -          12,498       2,770,341
      Acquisition costs, net of cash acquired......................      (86,393)              -          44,210
      Proceeds from sale of discontinued operations................            -               -       1,500,000
      Cash used for discontinued operations........................            -               -         (77,262)
                                                                     -----------     -----------     -----------
           Net cash provided by (used in) investing activities.....     (224,115)      1,076,835       4,278,288
                                                                     -----------     -----------     -----------
 Cash flows from financing activities:
      Net borrowings (payments) under short-term debt agreements...      (82,648)        734,866        (478,681)
      Net borrowings (payments)  of notes payable..................      706,921        (313,860)     (4,231,977)
      Net proceeds from the issuance of common stock...............      156,000          19,547       4,750,479
      Net proceeds from the exercise of warrants...................      649,168               -               -
      Cash provided by discontinued operations.....................            -               -         134,583
                                                                     -----------     -----------     -----------
           Net cash provided by financing activities...............    1,429,441         440,553         174,404
                                                                     -----------     -----------     -----------
 Net increase (decrease) in cash and cash equivalents..............      791,639        (107,731)      1,387,358
 Cash and cash equivalents, beginning of period....................    1,837,647       1,945,378         558,020
                                                                     -----------     -----------     -----------
 Cash and cash equivalents, end of period..........................  $ 2,629,286     $ 1,837,647     $ 1,945,378
                                                                     ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY: On May 23, 1996, the Company acquired approximately 94 percent of the outstanding common stock of California
ASIC. As consideration for the acquisition, the Company issued an aggregate of approximately 1,427,526 shares of its common stock (See Note 3).

============================================================================================================

The accompanying notes to financial statements are an integral part of these consolidated statements.

                              JMAR INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  DESCRIPTION OF THE COMPANY

         The accompanying consolidated financial statements include the accounts of JMAR Industries, Inc. (the "Company" or "JMAR") and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         The Company develops, manufactures and markets precision measurement and manufacturing systems and specialty semiconductor and laser products for the microelectronics and medical industries.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a.  Cash and Cash Equivalents

         The Company defines cash and equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days.

    b.  Fair Value of Financial Instruments

         The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

    c.  Inventories

         Inventories are carried at the lower of cost on the first-in, first-out basis or market and are comprised of materials, direct labor and applicable manufacturing overhead.

    d.  Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established for net deferred tax assets when it is uncertain that such tax assets will be realized.

    e.  Property and Equipment

         Property and equipment are recorded at cost. Depreciation and amortization are provided over the assets' estimated useful life of three to ten years using the straight-line method. Maintenance and repairs are expensed as incurred. Costs capitalized for self constructed assets include direct material, labor and applicable overhead.

     f.  Goodwill and Other Assets

         Goodwill is amortized by systematic charges to income over the periods estimated to be benefited, generally five to ten years. The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of these assets. Management believes that there has been no impairment of goodwill as reflected in the Company's consolidated financial statements as of December 31, 1996. Accumulated amortization of goodwill was $244,599 and $94,204 at December 31, 1996 and 1995, respectively. Patent costs are amortized over ten years, and other assets are amortized over not more than five years. Accumulated amortization of other assets was $184,340 and $89,619 at December 31, 1996 and 1995, respectively.

     g.  Long-Lived Assets

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires the adjustment of the carrying value of long-lived assets and certain identifiable intangibles, if their value is determined to be impaired. The Company adopted the provisions of this standard on January 1, 1996. The adoption of SFAS 121 had no material impact on the accompanying financial statements.

     h.  Revenues

         Product revenues are generally recognized when the product is shipped and all risks of ownership have passed to the customer. Contract revenues are recognized based on the percentage of completion method wherein income is recognized pro-rata over the life of the contract based on the ratio of total incurred costs to anticipated total costs of the contract. Actual costs could differ from these estimated costs. Estimated losses are fully charged to operations when identified.

     i.  Income (Loss) Per Share

         Income (loss) per common and common equivalent share is based on the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options, warrants and convertible notes using the treasury stock method. Common stock equivalents are not included in the calculation of loss per share as their effect would be antidilutive.

     j.  Stock Options

         Effective January 1, 1996, the Company adopted the disclosure only requirement of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The adoption of SFAS 123 had no material impact on the accompanying financial statements (see Note 12).

     k.  Reclassifications

         Certain reclassifications have been made to the prior year financial statements to conform with the 1996 presentation.

     l.  Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITION OF CALIFORNIA ASIC, INC.

         On May 23, 1996, the Company acquired (the "Acquisition") approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc., a Nevada corporation (subsequently renamed California ASIC ("Cal ASIC")). The Acquisition involved a private tender offer to the shareholders of Cal ASIC (the "Sellers"). As consideration for the Acquisition, the Company issued to the Sellers an aggregate of 1,427,526 shares of its Common Stock. The shares issued by the Company are unregistered, however, the Company agreed to use its best efforts to register certain of the shares in the future. The purchase price was negotiated at arm's length.

         In addition, concurrent with the closing, the Company loaned $400,000 of its funds to Cal ASIC (in addition to $100,000 previously loaned) and agreed to loan an additional $1,000,000 over an eighteen month period, of which $500,000 was loaned in 1996, to be used by Cal ASIC for equipment purchases and working capital purposes. In addition, the Company agreed to loan the two majority shareholders of Cal ASIC up to $250,000, secured by the JMAR stock they received in the Acquisition.

         Cal ASIC is engaged in the design, fabrication, assembly and testing of application specific integrated circuits for the electronics industry and will be operated as a division of the Company.

         The Company has accounted for the acquisition as a purchase effective June 1, 1996. The allocation of the purchase price of Cal ASIC reflected in the accompanying financial statements has been prepared based upon an independent appraisal of certain of the acquired assets and using management's estimate of fair value for the remaining net assets. The Company will continue to review its allocation of the purchase price to the acquired assets and liabilities. Goodwill related to this acquisition is being amortized over five years.

         The following unaudited pro forma information gives effect to the acquisition of Cal ASIC as if the acquisition occurred on January 1 of each respective pro forma period. In connection with the acquisition, Cal ASIC entered into agreements with several of its creditors which reduced the related liabilities due those creditors by approximately $850,000. Such debt reductions are not reflected in the statement of operations of the Company. The pro forma loss from continuing operations excludes any impact from the debt settlements of Cal ASIC directly attributable to the Acquisition. These statements do not purport to be indicative of the results of operations which actually would have occurred had the acquisition of Cal ASIC occurred on January 1 of each respective period or which may be expected to occur in the future.

                                                      For the Year Ended
                                                          December 31,
                                                   -------------------------
                                                       1996         1995
                                                   -----------   -----------
Total revenues...................................  $16,343,000   $12,401,000
                                                   ===========   ===========

Income (loss) from continuing operations.........  $   368,000   $  (304,000)
                                                   ===========   ===========

Income (loss) per share..........................  $       .02   $      (.02)
                                                   ===========   ===========

4.  INVENTORIES

         At December 31, 1996 and 1995, inventories consisted of the following:


                                                                                            1996               1995
                                                                                   --------------     --------------
   Raw materials, components and sub-assemblies..........................             $2,695,803         $1,333,163
   Work-in-process.......................................................                913,403            725,109
   Finished goods........................................................                246,106            527,303
                                                                                   --------------     --------------
                                                                                      $3,855,312         $2,585,575
                                                                                   ==============     ==============

5.  ACCOUNTS RECEIVABLE

         At December 31, 1996 and 1995, accounts receivable consisted of the following:

                                                                                            1996               1995
                                                                                   --------------     --------------
Trade..................................................................               $2,802,417         $1,496,433
U.S. Government - billed...............................................                   38,130             94,466
U.S. Government - unbilled.............................................                  171,445            169,835
                                                                                   --------------     --------------
                                                                                       3,011,992          1,760,734
Less - Reserve for doubtful accounts...................................                  (17,230)           (18,250)
                                                                                   --------------     --------------
                                                                                      $2,994,762         $1,742,484
                                                                                   ==============     ==============

         All unbilled receivables at December 31, 1996 and 1995, are expected to be billed and collected within one year. Payment to the Company, for performance on certain U.S. Government contracts, is subject to progress payment audits by the Defense Contract Audit Agency and are recorded at the amounts expected to be realized.

6.  PROPERTY AND EQUIPMENT

         At December 31, 1996 and 1995, property and equipment consisted of the following:

                                                                                          1996               1995
                                                                                ---------------     --------------
Equipment and machinery................................................             $4,243,555         $1,815,406
Furniture and fixtures.................................................                313,909            253,211
Leasehold improvements.................................................                 62,380             43,775
                                                                                ---------------     --------------
                                                                                     4,619,844          2,112,392
Less-Accumulated depreciation..........................................             (1,915,384)        (1,540,770)
                                                                                ---------------     --------------
                                                                                    $2,704,460           $571,622
                                                                                ===============     ==============

7.  COMMITMENTS AND CONTINGENCIES

         The Company leases office facilities under operating leases and certain equipment and software under capital leases. Minimum future rental payments as of December 31, 1996 are as follows:

                                        Capital Leases       Operating Leases
                                        --------------       ----------------
1997...............................           $113,388               $292,378
1998...............................            113,388                192,169
1999...............................             61,938                127,263
2000...............................                  -                      -
2001...............................                  -                      -
                                       ----------------      -----------------
                                               288,714               $611,810
                                                             =================
Amount representing interest.......           (29,317)
                                       ----------------
                                               259,397
Less: Current portion..............           (96,527)
                                       ----------------
                                              $162,870
                                       ================

         During September, 1996, the Company entered into a $950,000 lease financing agreement with Leasing Technologies International, Inc., the proceeds of which will be used to finance Cal ASIC equipment and software financing requirements. The above amount for capital leases represents the amount outstanding pursuant to that agreement at December 31, 1996.

         Related rent expense was $315,515, $260,672 and $327,741 for the years ended December 31, 1996, 1995 and 1994, respectively.

         In the ordinary course of business, the Company has been involved in various legal proceedings and claims. Currently there are no significant legal proceedings or claims which in the opinion of management would have a material adverse effect on the Company's consolidated financial position or results of operations.

8.  NOTES PAYABLE

        Notes payable as of December 31, 1996 and 1995, were as follows:

                                                                 1996         1995
                                                              ----------    ---------
Working  capital line of credit in the amount of
$3,000,000 with Comerica Bank -  California.
Advances  are  based  on 80%  of  eligible  accounts
receivable and 35% of eligible  inventories  up to
$1,000,000.  Advances bear  interest  at prime  plus
1.25%.  Interest  on the line is  payable monthly;
principal is due in full on 30 day notice. Advances
are secured by all assets of PPL. The bank agreements
contain covenants,  among other items, relating to
income levels and financial ratios.......................     $1,444,281    $1,526,929

Unsecured convertible promissory notes in the amount
of $600,000 and $1,600,000 at December 31, 1996 and
1995, respectively, convertible into 160,000 shares of
common stock at December 31, 1996, bearing interest
at 8.25 percent, due October 1997, net of $10,369
of loan fees.............................................        589,631     1,536,273

Note payable due in monthly principal installments
of $10,417 plus interest through October 2000,
interest at prime plus 1.25%, secured by all assets
of PPL...................................................        468,749         -

Notes payable due in monthly principal and interest
installments of $6,306 through May 2000, interest
at 12 percent, secured by certain machinery
and equipment............................................        218,234         -

Capital leases (see Note 7)..............................................            $259,397         $    -

Other notes payable......................................................               4,879              -
                                                                                  --------------    --------------
                                                                                    2,985,171          3,063,202

Less: Current portion....................................................          (2,317,861)        (1,526,929)
                                                                                  --------------    --------------
                                                                                     $667,310         $1,536,273
                                                                                  ==============    ==============

         During October 1993 the Company issued $2,500,000 of convertible promissory notes of which $600,000 remain outstanding at December 31,1996. The convertible notes bear interest at 8.25 percent and were initially convertible into shares of Common Stock of the Company at $3.75 per share. In March 1995, the Company entered into an agreement to amend the terms of the notes, whereby the conversion price for a pro-rata share of the notes (8.7 percent) was lowered to $.40 per share and the Company would repay, without penalty, one dollar of remaining notes for every one dollar of notes converted pursuant to the amended conversion terms. During 1995, $200,000 in notes were converted into 500,000 shares and the Company repaid another $200,000 of the notes. During the third quarter of 1995, the Company entered into an agreement to further amend the terms of the notes, whereby the conversion price for a pro-rata share of the notes (15.8 percent) was lowered to the higher of $1.50 or the average of the closing best bid price of the Company's Common Stock for the ten trading days prior to the day the note holder elects to convert. Pursuant to these amended terms, holders of $300,000 in convertible notes converted the notes. In October 1996, the Company entered into an agreement to further amend the terms of the notes, whereby the conversion price for a pro-rata share of the notes (62.5 percent) was lowered to $2.27 per share, which was the fair market value of the Company's Common Stock at the time of the amendment. Pursuant to these amended terms, holders of $1,000,000 in convertible notes converted the notes into 440,000 shares (see Note 11). These transactions had no impact on the Company's results of operations for any of the periods presented in the accompanying financial statements, other than the corresponding reduction in interest expense.

         The weighted average interest rate on the loan with Comerica Bank-California was 9.52% and 10.07% for 1996 and 1995, respectively. The maximum amount outstanding was $1,632,666 and $1,526,929 and the average amount outstanding was $1,055,497 and $869,737 during 1996 and 1995, respectively.

         Interest paid for the years ended December 31, 1996, 1995 and 1994 was $289,248, $254,648 and $491,820, respectively.

9.  RELATED PARTY TRANSACTIONS

         During 1996, the Company renewed the employment contract with its Chief Executive Officer, Dr. John S. Martinez to provide for a yearly salary of not less than $175,000 and extended the term thereof to December 31, 1999. In 1993, the Company loaned Dr. Martinez $59,000 with interest at 6% per annum to assist Dr. Martinez in paying certain income taxes that he personally incurred in connection with a transaction that he undertook in support of the Company.

         During 1994, the Company issued warrants to directors, officers and employees to purchase 658,666 shares of common stock of the Company in connection with bridge loans made to the Company. The warrants have exercise prices per share ranging from $.36 to $.47.

10.  INCOME TAXES

         For the year ended December 31, 1996, the Company has recorded a tax benefit of $175,000 related to the estimated future utilization of net operating loss carryforwards. No provision for federal and state income taxes has been provided for the year ended December 31, 1995 due to the Company's carryforward position. No provision for federal and state income taxes has been provided for the year ended December 31, 1994 as a result of the losses incurred in that period.

         At December 31, 1996, the Company had Federal net operating loss carryforwards as follows:

EXPIRES
-------
2002........................................................      $     139,000
2003........................................................              1,000
2004........................................................          1,381,000
2005........................................................          2,840,000
2006........................................................            961,000
2007........................................................          4,546,000
2008........................................................          6,932,000
2009........................................................          6,860,000
2010........................................................          2,265,000
2011........................................................            315,000
                                                               -----------------
Total.......................................................        $26,240,000
                                                               =================

         The Company has approximately $1,192,000 of favorable temporary differences that will offset future taxable income subject to the change in ownership limitations discussed below.

         Realization of future tax benefits from utilization of the net operating loss carryforwards for income tax purposes is limited by the change in ownership (as defined for Federal Income Tax Reporting Purposes) as a result of the Company's initial public offering in May 1990. As a result of additional financings in 1992 and 1993 as discussed in Note 11, additional ownership changes have occurred which restrict the Company's ability to utilize its net operating loss carryforwards and any "built in losses." In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations. Of the above net operating loss carryforwards, annual limitations of approximately $813,000 apply to approximately $7,088,000 of Company and acquired company loss carryforwards. Approximately $19,152,000 of net operating loss carryforwards are not subject to annual limitations.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

DEFERRED TAX ASSETS:                                             1996                  1995
                                                     ----------------     -----------------
Net operating loss carryforwards.................        $ 8,922,000          $  8,372,000
Losses from equity and other investments.........            363,000               493,000
Other............................................             42,000               192,000
                                                     ----------------     -----------------
         Total gross deferred tax assets.........          9,327,000             9,057,000
         Less valuation reserve..................         (9,152,000)           (9,057,000)
                                                     ----------------     -----------------
         Net deferred tax asset..................           $175,000          $          -
                                                     ================     =================

         The valuation reserve as of December 31, 1996 represents deferred tax assets which management believes, based on the Company's history of operating losses, may not be realized in future periods.

         The effective income tax rate for 1996, 1995 and 1994 varied from the statutory federal income tax rate as follows:

                                                                         1996              1995            1994
                                                                      ------------     ------------    ------------
Statutory federal income tax (benefit) rate...................              34%            (34)%           (34)%
State income tax..............................................               6              (6)             (6)
Permanent differences.........................................               2              16                8
Benefit (recorded) not recorded due to net operating loss
carryforward position.........................................            (71)              24               32
                                                                      ------------     ------------    ------------
                                                                          (29)%              -                -
                                                                      ============     ============    ============

11.  STOCKHOLDERS' EQUITY

         During October, 1993, the Company issued $2,500,000 of convertible promissory notes of which $600,000 remain outstanding at December 31, 1996. During 1995, $200,000 in notes were converted into 500,000 shares and the Company repaid another $200,000 of the notes. During the third quarter of 1995, holders of $300,000 in convertible notes converted the notes into 200,000 shares. In October 1996, holders of $1,000,000 in convertible notes converted the notes into 440,000 shares (see Note 8).

         During 1995 and 1994, the Company received approximately $90,000 and $4,750,000 from private placements of Common Stock.

         During 1994, holders of $112,956 in debt of the Company agreed to convert that debt into 58,160 shares of Common Stock of the Company.

         During 1995, the Company issued 1,000,000 shares of Common Stock in exchange for preferred stock (the "Preferred Stock") of Atlantic American Holding Company Limited ("Atlantic"). The investment was recorded at a cost of $621,000 at December 31, 1995. In December 1996, the Company and Atlantic entered into an Escrow Agreement and Agreement of Settlement and General Release whereby Atlantic agreed to (i) an early redemption of the remaining shares of Preferred Stock held by the Company less that portion redeemed by the receipt of $224,500 in November 1996; (ii) the payment of all accrued but unpaid dividends under the Preferred Stock; and (iii) the reimbursement of certain legal fees and out-of-pocket costs incurred by the Company in connection with a civil action (the "Civil Action") filed by the Company against Atlantic. In return, JMAR agreed to dismiss the Civil Action and in January, 1997, JMAR received approximately $885,000 as a final settlement from Atlantic.

         During the year ended December 31, 1996, the Company received net proceeds of approximately $805,000 from the exercise of warrants into approximately 474,000 shares of common stock and private placements of approximately 190,000 shares of common stock.

         In addition to the common stock, the Company has outstanding 2,705,882 warrants which trade on NASDAQ under the symbol JMARW and which entitle the holder to purchase one share of JMAR common stock at a price of $4.68. The warrants, which expire on February 15, 1998, are redeemable on 30 days notice at the Company's option if the closing high bid price of JMAR's common stock exceeds $6.38 for a period of 20 days.

12.  STOCK-BASED COMPENSATION PLANS

         The Company has four stock option or warrant plans, the 1988 Stock Option Plan (the "1988 Plan"), the 1991 Stock Option Plan (the "1991 Plan"), the Management Anti-Dilution Plan (the "Anti-Dilution Plan"), and an incentive plan which provides for the issuance of warrants to PPL employees (the "PPL Plan"). The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                 1995               1996
                                                 ----               ----
Net Income:                 As Reported         $76,265           $779,569
                            Pro Forma           68,337             668,169
Primary and Fully
   Diluted EPS:             As Reported           .01                .05
                            Pro Forma             .00                .04

         Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

         The Company may grant options or warrants to its employees (including directors) and consultants for up to 120,000 shares under the 1988 Plan, 1,480,000 shares under the 1991 Plan, 806,637 shares under the Anti-Dilution Plan, and 450,000 shares under the PPL Plan. As of December 31, 1996, the Company has granted options or warrants for 115,542 shares under the 1988 Plan, 577,220 shares under the 1991 Plan, 455,230 shares under the Anti-Dilution Plan, and 200,000 shares under the PPL Plan. Under all Plans the option or warrant exercise price is equal to or more than the stock's market price on date of grant. In 1996, the Company repriced 737,340 options and warrants under the 1991 Plan, the Anti-Dilution Plan and PPL Plan and changed the initial vesting period of 655,230 of such warrants to provide for vesting on the earliest of (i) forty five days after such time as the closing high bid price of the Company's common stock for 20 consecutive trading days is greater than $6.38; (ii) the exercise by the warrantholders of at least 90 percent of the Company's warrants which currently trade on the Nasdaq NMS; or (iii) nine years and six months after the date of grant.

         A summary of the status of the Company's four stock option or warrant plans at December 31, 1995 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                   1994                          1995                          1996
                          -------------------------  ----------------------------  -----------------------------
                            Shares      Wtd Avg         Shares         Wtd Avg         Shares         Wtd Avg
                                         Ex Price                     Ex Price                       Ex Price
                          ------------  -----------  --------------  ------------  ---------------  ------------
Outstanding at beg. of
   year                       920,719        $5.07       1,054,983         $4.56          993,518         $4.35
Granted                       267,500         4.25         107,000           .85          330,184          2.37
Exercised                           -            -               -             -                -             -
Forfeited                   (133,236)         5.26       (168,465)          5.09          (4,333)          3.27

                          ------------               --------------                ---------------
Outstanding at end of
   year                     1,054,983         4.56         993,518          4.35        1,319,369          2.69
                          ------------               --------------                ---------------
Exercisable at end of
   year                       189,775                      186,783                        261,418
Weighted average fair
   value of options or
   warrants granted              1.60                          .62                           1.61

         232,080 of the 1,319,369 options and warrants at December 31, 1996 have exercise prices between $.53 and $1.09, with a weighted average exercise price of $.82 and a weighted average remaining contractual life of 7.7 years. 96,213 of these options and warrants are exercisable. 161,376 of the options and warrants outstanding at December 31, 1996 have exercise prices between $1.79 and $2.94, with a weighted average exercise price of $2.43 and a weighted average remaining contractual life of 8.5 years. 42,486 of these options and warrants are exercisable. 895,304 of the options and warrants at December 31, 1996 have exercise prices of $3.00, with a weighted average exercise price of $3.00 and a weighted average remaining contractual life of 6.8 years. 92,110 of these options and warrants are exercisable. 30,609 of the options and warrants outstanding at December 31, 1996 have exercise prices of $9.00, with a weighted average exercise price of $9.00 and a weighted average remaining contractual life of less than one year. All of these options and warrants are exercisable.

         The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: risk-free interest rates of 7 percent; expected dividend yields of 0 percent, expected lives of 6 years, and expected volatility ranging from 70 to 98 percent (depending on the date of grant).

13.  RESTRUCTURING CHARGES AND OTHER DISPOSITIONS

         On December 9, 1994, the Company completed the sale of substantially all of the assets of its unprofitable wholly-owned subsidiary Surgilase to Sharplan Lasers, Inc. ("Sharplan"), a wholly-owned subsidiary of Laser Industries Limited for a total price of approximately $6,700,000 which includes the assumption by Sharplan of approximately $2,950,000 of liabilities and a combination of notes and cash totaling approximately $3,750,000. Under the terms of the transaction, the Company received $1,500,000 in cash at closing with the balance of approximately $2,250,000 to be received in several installment payments through June 30, 1996. Of this amount, $1,343,700 was received in 1995 and $904,889 was received in 1996.

         The loss on disposition of Surgilase has been accounted for as discontinued operations and prior years financial statements have been restated to reflect the discontinuation of Surgilase. Revenues of Surgilase for 1994 were $5,277,406.

         During 1994, PPL sold its Flying Height Testing ("FHT") equipment product line to a wholly-owned subsidiary of Cambrian Systems, Inc. The final sale amount was $2,400,000 which resulted in a gain of approximately $496,000 which was reported in the statement of operations for 1994.

         As part of the Company's decision to restructure and consolidate the manufacturing equipment group, during 1994 the Company sold several product lines and assets of its subsidiary, Benchmark Industries, Inc. ("Benchmark"), completed most of the consolidation of the industrial laser product line of Benchmark into PPL and sold its Texcel subsidiary. During 1994 the Company decided not to sell the Metrology line of PPL. Accordingly, the restructuring reserves previously established for that potential sale were reversed in 1994. This reversal was offset by certain additional restructuring costs associated with the disposition and consolidation of certain assets of Benchmark.

14.  SIGNIFICANT CUSTOMERS AND EXPORT SALES

         Government contracts generated 9%, 15% and 18% of the Company's revenues in the years ended December 31, 1996, 1995 and 1994, respectively. In 1996, three other non-government customers accounted for 29.5%, 12.1% and 10.7% of the Company's revenues. In 1995, four non-government customers accounted for 11.0%, 11.3%, 15.8% and 16.4% of the Company's revenues. In 1994, two non-government customers accounted for 13.3% and 10.2% of the Company's revenues.

A summary of export sales by geographic area is as follows:

                                     YEAR ENDED DECEMBER 31,
                           1996              1995              1994
                       -------------     --------------    --------------
Europe................   $1,544,390       $     40,384      $     15,518
Asia..................   $1,420,767       $  1,684,083      $  3,249,559
Other.................   $  440,291       $     76,973      $     86,484

                              JMAR INDUSTRIES, INC.
                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121

PROXY                                                                      PROXY


                              JMAR INDUSTRIES, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS


The undersigned shareholder of JMAR Industries, Inc. hereby appoints John S. Martinez and Dennis E. Valentine and each of them, with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 1997 Annual Meeting of the Shareholders of JMAR Industries, Inc. to be held on Friday, July 18, 1997 at the Morgan Run Resort & Club, 5690 Cancha De Golf, Rancho Santa Fe, California, at 10:00 a.m., local time, and at any adjournment(s) thereof, with all powers, including voting rights, which the undersigned would possess if personally present at said meeting on the following:


(1) Election of six Directors of the Company to serve until the 1998 Annual Meeting of Shareholders of JMAR Industries, Inc. and until their respective successors are duly elected and qualified.

  [ ] FOR ALL NOMINEES LISTED      [ ] WITHHOLD AUTHORITY to vote for all
      BELOW                            listed below
                                       (except as marked to the contrary below)

  John S. Martinez, James H. Banister, Jr., C. Neil Beer, Vernon H. Blackman, Barry Ressler and Marvin W. Sepe.

  (INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

------------------------------------------------------------------------------



 (2) In their discretion, upon all matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS AND NOMINEES FOR DIRECTOR LISTED ON REVERSE SIDE.


The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

The undersigned hereby revokes any prior proxy and ratifies and confirms all the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges receipt of the Notice of the 1997 Annual Meeting of Shareholders and accompanying Proxy Statement dated June 16, 1997.


                                   Dated:__________________________, 1997


                                   ------------------------------------
                                   Signature


                                   ------------------------------------
                                   Signature if held jointly


                           IMPORTANT: In signing this Proxy,
                           please sign your name or names in
                           the same way as shown at left. When
                           signing as a fiduciary, please give
                           your full title. If shares are
                           registered in the names of two or
                           more persons, each should sign.



IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.